Ohr Pharmaceutical, Inc. 8-K

EXECUTION COPY

Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

SKS OCULAR, LLC,
THE CONTROLLING MEMBERS OF SKS OCULAR, LLC,
SKS OCULAR 1, LLC,
OHR PHARMACEUTICAL, INC.,
OHR PHARMA, LLC

and

OHR HOLDCO, INC.

Dated as of May 14, 2014

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ii

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EXHIBITS

Exhibit A	Form of Consulting Agreements
Exhibit B	Form of Employment Agreements
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Certificates of Incorporation of HoldCo and Old Ohr
Exhibit E	Form of Initial Share and Cash Allocation Schedule
Exhibit F	Form of Vesting Agreement

SCHEDULES

Schedule 1(a)	Assigned Contracts
Schedule 1.1(b)	Assumed Liabilities
Schedule 1.1(c)	Equipment
Schedule 1.1(d)	Research Partner
Schedule 1.1(e)	Specified Consultants
Schedule 1.1(f)	Specified Employees
Schedule 1.1	Definitions
Schedule 5.3	Conflicts and Consents
Schedule 5.4(a)	Financial Statements
Schedule 5.6	Real Property
Schedule 5.8(a)	Intellectual Property
Schedule 5.8(b)	Licensed IPs
Schedule 5.8(d)	IP Contracts
Schedule 5.8(f)	IP Agreements
Schedule 5.8(g)	Material IP Contracts
Schedule 5.9	Contracts
Schedule 5.10	Receivables and Payables
Schedule 5.12(a)	Insurance Policies and Bonds
Schedule 5.12(b)	Claims against Insurance Policies and Bonds
Schedule 5.13(a)	Tax Return Extensions
Schedule 5.14	Employee Benefits and Incentive Plans
Schedule 5.16	Notice of Non-Compliance
Schedule 5.17(f)	Environmental Issues
Schedule 5.18(c)	Employee and Consultant Information
Schedule 5.20(k)	Permits and Licenses
Schedule 5.22	Officers, Managers and Directors; Bank Accounts; Lockboxes
Schedule 5.26	Litigation
Schedule 7.1	Pre-Closing Covenants
Schedule 8.1(d)	Consents

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of May 14, 2014, by and among SKS OCULAR, LLC, a Delaware limited liability company (“SKS”), the Controlling Members (as hereafter defined), SKS OCULAR 1, LLC, a Delaware limited liability company (“SKS 1”), OHR PHARMACEUTICAL, INC., a Delaware corporation (“Old Ohr”), OHR PHARMA, LLC, a Delaware limited liability company (“Ohr LLC”) and OHR HOLDCO, INC., a Delaware corporation (“HoldCo”). SKS, the Controlling Members, SKS 1, HoldCo, Ohr LLC, and Old Ohr are sometimes collectively referred to herein as the “Parties” and individually as a “Party”. HoldCo, Ohr LLC, and Old Ohr are sometimes collectively referred to herein as the “Ohr Parties” and individually as an”Ohr Party”. SKS, the Controlling Members and SKS 1 are sometimes collectively referred to herein as the “SKS Parties” and individually as an “SKS Party”. The Ohr Parties and SKS Parties are collectively referred to herein as the “Parties”.

RECITALS

A.         The Controlling Members are the founders of SKS and hold leadership positions at the Companies.

B.         SKS and SKS 1 wish to contribute the Contributed Assets (as hereafter defined) to Ohr LLC, a 100% owned subsidiary of HoldCo, in exchange for an aggregate of (i) $3,500,000 in cash (the “Cash Consideration”), (ii) up to approximately $12,000,000 in Common Stock, referred to herein as the Initial Shares(as hereafter defined), (iii) up to approximately $15,000,000 in Common Stock, referred to herein as the Contingent Shares(as hereafter defined),and (iv) the assumption of the Assumed Liabilities (as hereafter defined), in each case on the terms and subject to the conditions of this Agreement (such transactions, the “Contributions”). The numbers of Initial Shares and Contingent Shares were based on a price that is the highest of (a) the average closing price per share of the Common Stock on the thirty (30) trading days ended the day prior to the date of this Agreement, (b) $10 per share of Common Stock, and (c) the closing price per share of Common Stock on the day prior to the date of this Agreement, that is, $10.043 per share of Common Stock (the “Ohr Stock Value”).

C.         Simultaneously with the Contributions, on the Closing Date, HoldCo will be a party to a merger (the “Merger”) in which Ohr Merger Sub, Inc., a Delaware corporation and a direct 100% owned subsidiary of HoldCo(“Merger Sub”), will merge with and into Old Ohr, and the stockholders of Old Ohr will receive shares of Common Stock.

D.         The Contributions and the Merger, together, are intended to be transfers subject to Section 351 of the Code.

COVENANTS

NOW, THEREFORE, in reliance on the representations, warranties and covenants made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1.         Definitions. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

“Accounting Firm” means an independent public accounting firm recognized as having significant expertise in business accounting, as shall be agreed upon by the SKS Party Representative and HoldCo in writing.

“Advisor” means, with respect to any Person, its financial advisor, accountant, legal counsel, consultant or other authorized agent or representative retained by such Person.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Animal Model” means the Companies’ proprietary non-human model of dry age-related macular degeneration (“dAMD”) created utilizing Carboxyethyl Pyrolle (“CEP”) adducts that is designed to test the safety and efficacy of drug candidates for the treatment or prevention of dAMD.

“Assigned Contracts” means all Contracts designated as “Assigned Contracts” on Schedule 1.1(a) hereto, and any other agreements and contracts entered into by any Company for purposes of the Company Business in the Ordinary Course of Business after the date hereof and prior to the Closing Date that Ohr LLC agrees in writing to add to Schedule 1.1(a), and any rights thereunder.

“Assignment and Assumption Agreements” means an assignment and assumption agreement in customary form mutually acceptable to the Ohr Parties and SKS Parties,to be entered into by and between Ohr LLC and the Companies pursuant to this Agreement and such other agreements as counsel to the Ohr Parties and SKS Parties agree are necessary to effectuate the transfer of the Contributed Assets and the assumption of the Assumed Liabilities.

“Assignment of Interest” means an assignment of the Transferred Interests in customary form mutually acceptable to the Ohr Parties and SKS Parties.

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“Assignment of Lease” means an assignment of lease in customary form mutually acceptable to the Ohr Parties and SKS Parties, to be executed by one or more of the Ohr Parties and such other agreements as counsel to the Ohr Parties and SKS Parties agree are necessary to effectuate the transfer of the Lease.

“Assumed Liabilities” means with respect to each of the Companies(i) all liabilities and obligations of either Company under the Assigned Contracts or the Assumed Permits, but only to the extent that such liabilities and obligations are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, or other breach, default or violation by a Company on or prior to the Closing and, except to the extent included in clause (iii), below, not including liabilities and obligations that accrue prior to the Closing, (ii) all liabilities and obligations to the extent arising out of the use or ownership of the Contributed Assets, but only to the extent that such liabilities and obligations are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, or other breach, default or violation by a Company on or prior to the Closing and, except to the extent included in clause (iii), below, not including liabilities and obligations that accrue prior to the Closing, and (iii) all liabilities and obligations that are specifically listed on Schedule1.1(b).In furtherance and not in limitation of the foregoing, the Assumed Liabilities shall not include any liabilities or obligations that accrue prior to the Closing under any of the employment agreements or consulting agreements included in the Assigned Contracts. The Assumed Liabilities shall not include any Excluded Liabilities.

“Assumed Permits” means all Permits that are held by the Companies and required for the conduct of the Company Business as currently conducted or for the ownership of the Contributed Assets.

“Bill of Sale” means a bill of sale in customary form mutually acceptable to the Ohr Parties and SKS Parties, to be executed and delivered by each Company pursuant to this Agreement.

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York, New York.

“Cash” means cash and cash equivalents, including marketable securities and short term investments.

“CEP Diagnostic Products” means any diagnostic or prognostic assay being researched or developed by the Companies as of the Closing Date that utilizes CEP as a biomarker for determining susceptibility to dAMD or predicting responsiveness to a therapeutic or prophylactic drug or drug candidate for dAMD.

“Certificate of Merger” means the certificate of merger relating to the Merger in customary form.

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“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means Common Stock, par value $0.0001 per share, of Old Ohr.

“Company” means SKS or SKS 1, as applicable, and “Companies” means SKS and SKS 1, collectively.

“Company Business” means the Companies’ business as conducted immediately prior to the Closing Date consisting of, as applicable, developing, testing, manufacturing, marketing and selling (i) SKS Microparticles, (ii) the Animal Model, and (iii) CEP Diagnostic Products. The Company Business shall specifically exclude the Companies’ business of developing, testing, manufacturing, marketing and selling vaccines and vaccine-related technology.

“Company Intellectual Property” means any and all Intellectual Property owned by or licensed to either Company or the Transferred Subsidiary that (i) is used in the conduct of and material to the Company Business or (ii) is incorporated in, forms any part of or is used to manufacture any of the Products.

“Company Material Adverse Effect” means any event, condition, change, circumstance, occurrence, effect or development that has had or could reasonably be expected to have a material adverse effect on: (a) the Contributed Assets, taken as a whole, the Company Business or the condition (financial or otherwise) or operations of the Companies,(b) the ability of the Companies and the Controlling Members to perform their respective obligations under this Agreement or (c) the ability of the Companies and the Controlling Members to consummate the transactions contemplated in this Agreement, in each case, excluding any event, condition, change, circumstance, occurrence, effect or development arising from or related to: (i) conditions affecting the United States economy generally; (ii) acts of terrorism, acts of war or the escalation of hostilities; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) conditions (or changes in such conditions) in the industries in which the Companies conduct business; (v) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (vi) any action taken by a party in accordance with this Agreement; (vii) the public announcement of the transactions contemplated by this Agreement; (viii) any failure by either Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (ix) the consummation of the transactions contemplated by this Agreement; provided, however, that in the case of clauses (i) through (ix), the matters set forth therein do not affect the Companies, taken as a whole, in a substantially disproportionate manner relative to the Companies’ competitors.

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“Consulting Agreements” means consulting agreements with Specified Consultants in substantially the form attached as Exhibit A.

“Contamination” means the emission, discharge or release of any Hazardous Material to, on, onto or into the Environment.

“Contingent Shares” means an aggregate of 1,493,577shares of Common Stock to be issued in the event the Milestones are achieved, as provided in Section 2.6 and as subject to adjustment as provided for in Section 2.7.

“Contract Manufacturing Agreement” means any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses or any intermediate form of any drug product to which any Company or the Transferred Subsidiary is a party and pursuant to which either Company or the Transferred Subsidiary obtains drug product or any component thereof.

“Contracts” means all leases, deeds, mortgages, licenses, instruments, notes, bonds, commitments, undertakings, indentures, joint ventures, open purchase orders to suppliers, contracts and all other agreements, commitments and legally binding arrangements or understandings, whether written or oral.

“Contributed Assets” means all right, title, and interest of the Companies in, to and under all right, title and interest in, to and under all of the Companies’ business, properties, assets, goodwill, rights and claims used in, held for use in or associated with the Company Business of whatever kind and nature, real, personal or mixed, tangible or intangible (including goodwill), known or unknown, actual or contingent and wherever situated, as the same may exist on the Closing Date, including without limitation the following: (a) all of each Company’s rights under the Assigned Contracts and any IP Agreements, regardless of whether such IP Agreements are Assigned Contracts, to which such Company is party, including the right to enforce any such agreement and to require the counterparty or counterparties to maintain the confidentiality of any information relating to the Company Business or the Contributed Assets disclosed pursuant to such Assigned Contracts or IP Agreement and to require assignment of Intellectual Property, including the right to enjoin, restrain, recover damages from or obtain specific performance against such counterparty or counterparties, (b) all rights to bring claims of any nature available to or being pursued that are related to the Company Business, the Contributed Assets or the Assumed Liabilities, (c) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment and deposits that are related to the Contributed Assets or the Assumed Liabilities, (d) all rights related to Leased Real Property, (e) all of each Company’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Company Business or the Contributed Assets of such Company, (f) all Tangible Assets related to the Company Business (including, without limitation, the equipment listed on Schedule 1.1(c)), (g) all Company Intellectual Property and rights in and to Company Licensed Intellectual Property, including goodwill associated therewith, remedies against infringements thereof (except as set forth below), and rights to protection of interests therein under the laws of all jurisdictions, (h) all records, data, ledgers, files, documents, physical documentation, correspondence and customer and other lists, in each case in all forms, whether electronically stored and printed or written,related solely to the Company Business (other than with respect to Taxes of the Companies), (i) all of each Company’s creative materials, sales literature, advertising and promotional materials, price lists, account histories, customer, supplier and vendor lists and files, studies, reports, and other electronically stored and printed or written materials related solely to the Company Business, (j) subject to Section 2.5, all Assumed Permits, (k) any and all computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code material to the Company Business, other than off-the-shelf software licenses, (l) any and all databases and compilations in digital form, including any and all data and collections of data in digital form, whether machine readable or otherwise related solely to the Company Business, (m) any and all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing related solely to the Company Business, (n) any and all documentation, including lab books, user manuals and training materials, functional and technical specifications, related solely to the Company Business, (o) the Insurance Policies and all rights, proceeds and refunds thereunder, (p) the Transferred Interests and consequently all assets of the Transferred Subsidiary, including all Cash and deposit and bank accounts of the Transferred Subsidiary as of the Closing Date (subject to Section 8.1(m)), (q) all Inventory of each Company, and (r) copies of such books and records of the Companies and the Transferred Subsidiary as are necessary to ensure HoldCo’s compliance with the requirements of the FDA as it relates solely to the Company Business prior to the Closing Date. Notwithstanding the foregoing, “Contributed Assets” shall not include any Excluded Assets.

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“Controlling Members” means Jason S. Slakter, M.D., Peter K. Kaiser, M.D. and Glenn L. Stoller, M.D.

“DEA” means the Drug Enforcement Administration.

“Diligent Efforts” means commercially reasonable efforts of a Person to carry out its obligations, and to cause its Affiliates and licensees and sublicensees to carry out their respective obligations, using such efforts and employing such resources normally used by Persons of comparable resources in the pharmaceutical business after taking into account all relevant technical, commercial, legal, scientific or medical factors. Factors beyond the reasonable control of a Person, including without limitation, regulatory delays, safety findings, unforeseen technical challenges, and force majeure events shall be taken into account when evaluating whether a Person’s efforts hereunder constitute Diligent Efforts.

“Employment Agreements” means employments agreements with Specified Employees in substantially the form attached as Exhibit B.

“Enforceability Exceptions” means limitations imposed on enforceability (i) by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

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“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Laws” means, collectively, any and all Laws concerning Contamination or protection of the Environment.

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among the Companies, HoldCo and the Escrow Agent, to be executed and delivered at the Closing substantially in the form attached hereto as Exhibit C.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the following: (i) each Company’s charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books and other documents relating to the organization, maintenance, and existence of each Company as a limited liability company, (ii) the membership interests of each Company, (iii) all Cash and deposit and bank accounts of each Company (not including Cash and deposit and Bank accounts of the Transferred Subsidiary as of the Closing Date), (iv) all Employee Benefit Plans, if any, and assets attributable thereto, (v) all Contracts that are not Assigned Contracts and any Permits that are not assignable, (vi) all Tax refunds (including interest thereon) and credits, rights to Tax refunds (including interest thereon)and credits and other Tax attributes of the Companies for any taxable period, (vii) copies of such books and records as are necessary to ensure each Company’s compliance through the Closing Date with the requirements of any Government Entity and with each Company’s obligations under applicable securities, tax, environmental, employment or other laws and regulations, and all books and records relating or attributable to Taxes of the Companies, (viii) all rights of the Companies under this Agreement and the Transaction Documents and the transactions contemplated hereunder and thereunder, all rights, including the rights of offset and recoupment, claims, counterclaims or causes of action that relate solely to any of the foregoing Excluded Assets, any Excluded Liability or any Contract that is not an Assigned Contract or which has expired prior to the Closing Date, (ix) all accounts and notes receivable held by the Companies, and any claim, security, remedy or other right related to the foregoing, (x)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment and deposits that relate solely to any of the foregoing Excluded Assets, any Excluded Liability or any Contract that is not an Assigned Contract and (xi) all Intellectual Property of the Companies related to the name “SKS” and any marks in which the name “SKS” is incorporated or used, except that the Companies hereby grant the Ohr Parties a fully-paid, non-assignable, perpetual license to such Intellectual Property of the Companies related to the name “SKS” to the limited extent necessary to identify the source of the Contributions.

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“Excluded Liabilities” means all liabilities and obligations with respect to each of the Companies that are not specifically identified as Assumed Liabilities, including, (i) any liability or obligation of the Companies incurred under or in connection with this Agreement or the Transaction Documents and the transactions contemplated hereunder and thereunder, including any such liability or obligation in respect of legal advisors, consultants, accountants or financial advisors, other than the Transaction Expenses, (ii) any liabilities or obligations relating to or arising out of such Company’s Excluded Assets,(iii) any liabilities and obligations arising out of or relating to any membership interests or other securities of the Companies, (iv) any liabilities and obligations for (1) Taxes of the Companies (or any member or Affiliate of the Companies) or relating to the Company Business, the Contributions or the Assumed Liabilities for any taxable period (or portion thereof) ending on or prior to the Closing Date, including Pre-Cutoff Taxes or (2) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of the Companies hereunder, (v) any liabilities and obligations of the Company Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that are not validly and effectively assigned to Ohr LLC as an Assigned Contract pursuant to this Agreement,(vi) any liabilities and obligations of a Company arising under or in connection with any Employee Plan providing benefits to any present or former employee, consultant, manager, officer or director of any Company, other than any Post-Closing Employment Liabilities, (vii) any liabilities and obligations of any Company for or to any present or former employees, managers, officers, directors, retirees, independent contractors or consultants of such Company, including any liabilities and obligations associated with any claims for wages or other benefits, bonuses, accrued vacation or paid time off, workers’ compensation, severance, retention, termination or other payments, other than any Post-Closing Employment Liabilities, (viii) any liabilities and obligations to indemnify, reimburse or advance amounts to any present or former manager, officer, director, employee or agent of any Company, other than any Post-Closing Employment Liabilities, (ix) any liabilities and obligations arising out of, in respect of or in connection with the failure by any Company or any of its Affiliates to comply with any law or governmental writ, judgment, decree, determination or other order, (x) any liabilities and obligations arising out of any action, suit or Proceeding against a Company that is (1) pending on the Closing Date or (2) arises out of any event, circumstance, action or inactions prior to the Closing Date, (xi) any undisclosed liabilities of the Transferred Subsidiary, (xii) any liabilities of one Company to the Other Company,(xiii) any obligations for borrowed money incurred by any Company, (xiv) any liabilities and obligations of any Company relating to or arising out of the Company Business prior to the Closing, (xv) any liabilities and obligations of any Company based on facts, circumstances, events or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of any Company and arising out of or relating to Health Care Laws, Environmental Laws, or Hazardous Materials, (xvi) any accounts payable of any Company, (xvii) any accrued expenses, (xviii) any deferred revenues of any Company, and (xix) any liability or obligation of the Companies or any of their Affiliates relating to or arising out of, directly or indirectly, events, acts, omissions, conditions or facts occurring prior to or existing at the time of the Closing.

“FDA” means the United States Food and Drug Administration.

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“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the periods presented, as in effect from time to time.

“Governmental Entity” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether Federal, state, local, foreign or supranational, or any agency, instrumentality or authority thereof, or any court or arbitrator.

“Hazardous Material” means any pollutant, toxic substance, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, contaminant, petroleum or petroleum containing materials, radiation and radioactive materials and polychlorinated biphenyls as defined in, or regulated under, any Environmental Law.

“Health Care Laws” means (a) all Laws enforced by the FDA, the FTC, the DEA, other Governmental Entities and comparable state regulatory authorities and Governmental Entities outside the United States, concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the Products, (b) the U.S. Food Drug and Cosmetic Act and the regulations promulgated thereunder, (c) the Public Health Service Act (42 U.S.C. §201 et seq.), and the regulations promulgated thereunder, (d) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (e) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (f) the Controlled Substances Act (21 U.S.C. §801 et seq.), (f) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder and (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.).

“HoldCo Certificate of Incorporation” means the Certificate of Incorporation of HoldCo, which shall be in substantially the form of Exhibit D attached hereto.

“Incorporated Documents” means Old Ohr’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the Commission on December 27, 2013; the Old Ohr Quarterly Report on Form10-Q for the quarter ended December 31, 2014, filed with the Commission on February 14, 2014; and the Old Ohr Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 10, 2014, March 3, 2014, March 14, 2014, April 8, 2014, April 14, 2014 and April 29, 2014; and any reports filed with the Commission prior to Closing Date.

“IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R., Part 312 to commence a clinical trial of an investigational drug.

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“Indebtedness” of any Person means, without duplication: (i) the principal and accrued unpaid interest of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which such Person or its Subsidiaries is responsible or liable; (ii) all obligations of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries (whether or not such obligation is assumed by such Person or its Subsidiaries); (v) all obligations of such Person or its Subsidiaries under any capital leases or letters of credit; and (vi) all obligations of such Person or its Subsidiaries under any pension plan, retiree medical plan or other plan or arrangement providing of post-employment benefits.

“Initial Shares” means an aggregate of 1,194,862 shares of Common Stock to be issued at Closing, subject to adjustment pursuant to Section 2.7.

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories(in each case generated by or held for use in the Company Business),including without limitation all such laboratory materials and chemicals, drug inventory and storage inventory, whether held in the Companies’ facilities or otherwise, and any inventory on loan to or being used by any customers or others for evaluation, testing or in conjunction with any studies or trials.

“IP Assignment Documents” means Intellectual Property assignments in customary form mutually acceptable to the Ohr Parties and SKS Parties.

“IRS” means the Internal Revenue Service.

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“Knowledge” means (i) with respect to the Companies, the Transferred Subsidiary or the Controlling Members, the actual knowledge of any of the Controlling Members, and (ii) with respect to HoldCo or other Ohr Parties, the actual knowledge of Irach Taraporewala or Sam Backenroth.

“Law” means any and all foreign, Federal, state or local laws, statutes, codes, ordinances, rules or regulations of any Governmental Entity.

“Legal Proceeding” means any pending or, to the Knowledge of any Company threatened, legal, administrative or arbitral proceeding, claim, suit, arbitration, mediation, demand, or action against any SKS Party.

“Lien” means any mortgage, lien, pledge, assignment, deed of trust, hypothecation, charge, option, right of first refusal, preemptive right, security interest, easement, transfer restriction, encroachment or other encumbrance or restriction of any kind or nature, or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement, other than Permitted Liens.

“Milestone” means Milestone 1, Milestone 2 or Milestone 3.

“Milestone Delivery” means the Contingent Shares delivered upon achievement of any Milestone, that is, 497,859 shares of Common Stock, subject to adjustment as provided for in Section 2.7.

“Milestone 1“means in vivo pharmacokinetic proof of a Targeted sustained release of any drug substance from SKS Microparticles achieved within eighteen (18) months of the Closing Date. Data must show a minimum of six (6) weeks of sustained levels that are clinically relevant and support further development. “Targeted” sustained release shall mean the period of time, based on in vitro studies, that the drug substance would be expected to be continuously released from the SKS Microparticle.

“Milestone 2“means the completion of a pharmacodynamic study in an animal model showing clinically relevant efficacy from a drug substance released from SKS Microparticles within twenty four (24) months of the Closing Date.

“Milestone 3“means the approval of an IND within three (3) years of the Closing Date; provided that HoldCo or its applicable Subsidiary is required to submit the IND to the FDA within four months of the date of the successful completion of an IND enabling toxicity study and other IND enabling processes (the “IND Ready Date”); provided, further, that if HoldCo or its applicable Subsidiary shall fail to submit such IND to the FDA within four (4) months of the IND Ready Date, then “Milestone 3” shall mean the approval of an IND at any time (regardless of whether the date of such approval is earlier or later than the date that is three years of the Closing Date); provided, further, that if HoldCo or its applicable Subsidiary shall fail to submit such IND to the FDA within nine (9) months of the IND Ready Date, then Milestone 3 will be considered to have been achieved and the applicable Milestone Delivery due under Section 2.6.

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“Ohr Indemnitees” means each Ohr Party and each of their respective Affiliates, officers, directors, employees, equity holders, agents and representatives.

“Order” means any order, writ, injunction, decree, judgment, award, determination director or demand of any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business of SKS, SKS 1 and the Transferred Subsidiary consistent with past practice.

“Permits” means all permits, authorizations, licenses, approvals, franchises, registrations and any similar grants of rights or privileges which are issued by or under the regulation or administration of any Governmental Entity.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP as historically applied by the Companies; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens incurred in the ordinary course of business consistent with past practice that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (d) Liens imposed by applicable Law (other than Tax Law); (e) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (f) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (g) Liens or other defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the Leased Real Property; (h) Liens the existence of which are disclosed in the Financial Statements or the Companies’ Disclosure Schedule; and (i) statutory, common law or contractual liens of landlords.

“Person” means any natural person, corporation, partnership, limited liability company, joint stock company, joint venture, trust, union, association, organization, Governmental Entity or other entity or business organization.

“Post-Closing Employment Liabilities” means any liabilities and obligations with respect to Transferred Employees relating to or arising out of, directly or indirectly, events, acts, omissions, conditions or facts occurring or arising after the Closing, but not including any indemnification or similar obligations relating to or arising out of, directly or indirectly, events, acts, omissions, conditions or facts occurring before the Closing.

“Power of Attorney” means a power of attorney in customary form mutually acceptable to the Ohr Parties and SKS Parties.

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“Pre-Cutoff Taxes” means all Taxes with respect to the Companies’ business for or attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date.

“Proceeding” means any judicial, administrative, investigative or arbitral actions, suits or proceedings by or before any Governmental Entity.

“Products” means the Animal Model, CEP Diagnostic Products, and SKS Microparticles and all related technology.

“Profits Interest Holders” means the holders of profits interest units of SKS 1 as of the Closing Date.

“Research Partner” means the Person described on Schedule 1.1(d) or any of its Affiliates.

“Sale of HoldCo” means any bona fide transaction, or series of related transactions, including any stock sale, merger or consolidation, which results in (i) the Ohr stockholders prior to the transaction ceasing to own, directly or indirectly through one or more entities, at least 51% of the outstanding shares of capital stock of HoldCo or of any Person that acquires HoldCo in such transaction or series of related transactions, or (ii) the sale or exclusive license of all or substantially all of the assets of HoldCo.

“Securities” means the Initial Shares and, when and if issued, any and all Contingent Shares.

“Securities Act” means the Securities Act of 1933.

“SKS Indemnitees” means each SKS Party and each of their respective Affiliates, officers, directors, employees, equity holders, agents and representatives.

“SKS Microparticles” means the Companies’ proprietary nano-microparticle products made using the microfabrication technology licensed by the Company from Akina, Inc. (“Akina”) to formulate drugs intended for ocular use.

“Specified Consultants” means each Controlling Member and the Persons listed on Schedule 1.1(e).

“Specified Employees” means the Persons listed on Schedule 1.1(f).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which, is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

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“Tangible Assets” means machinery, equipment, furniture, computer hardware, and similar tangible property.

“Tax” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, escheat, unclaimed property, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Entity responsible for the administration or imposition of any Tax.

“Transaction Document” means this Agreement, the Escrow Agreement, the Employment Agreements, the Consulting Agreements, the Vesting Agreements, the Bill of Sale, the Assignment of Interest, the IP Assignment Documents, the Assignment and Assumption Agreements, the Assignment of Lease, and Power of Attorney.

“Transaction Expenses” means the reasonable documented legal and accounting costs (including costs of the Accounting Firm incurred prior to the Closing Date in preparing the Full-Year and Interim Financial Statements), fees, expenses, payments, charges and similar liabilities of the Companies incurred or accrued, in connection with, or otherwise as a result of, the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, not exceeding $175,000.

Section 1.2.         Location of Additional Defined Terms. In addition to the terms defined in Section 1.1, set forth below is a list of terms defined elsewhere in this Agreement.

Term	Section

“Agreement”	Preamble
“Akina”	Section 1.1 Definition of SKS Microparticles
“Asset Allocation Schedule”	Section 2.4
“Balance Sheet”	Section 5.4(a)
“Closing”	Section 2.1
“Closing Date”	Section 2.1
“Common Stock”	Recitals
“Contributed Assets”	Recitals
“Contributions”	Recitals

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“control”	Section 1.1 Definition of Affiliate
“Controlling Members”	Preamble
“Designee”	Section 7.8
“Disputed Matters”	Section 2.6(a)
“Employee Plan(s)”	Section 5.14(a)
“ERISA Affiliate”	Section 5.14(c)
“Financial Statements”	Section 5.4(a)
“Full–Year Financial Statements”	Section 5.4(a)
“HoldCo”	Recitals
“Indemnified Party”	Section 9.4(a)
“Indemnifying Party”	Section 9.4(a)
“Indemnity Escrow Fund”	Section 9.4(a)
“Initial Share and Cash Allocation Schedule”	Section 2.2
“Interim Financial Statements”	Section 5.4(a)
“IP Agreement”	Section 5.8(f)
“Leased Real Property”	Section 5.6
“Losses”	Section 9.1(a)
“Ohr Party(ies)”	Preamble
“Ohr Stock Value”	Preamble
“Party(ies)”	Preamble
“Schedule of Controlling Members, Investors and Profits Interest Holders”	Recitals
“SEC Reports”	Section 6.8
“SKS”	Preamble
“SKS 1”	Preamble
“SKS Party(ies)”	Preamble
“SKS Party Representative”	Section 2.8
“Special Representations and Warranties”	Section 9.1(a)(iii)
“Straddle Period Tax Return”	Section 7.3(a)
“Third Party Claim”	Section 9.4(a)
“Transferred Employees”	Section 7.5
“Transferred Interests”	Section 5.2(b)
“Transferred Subsidiary”	Section 5.1(a)
“Transfer Taxes”	Section 7.2(b)
“Vesting Agreement”	Section 7.10

Section 1.3.         Rules of Construction. The following provisions shall be applied wherever appropriate:

(a)         “herein,”“hereby,”“hereunder,”“hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;

(b)         all definitions set forth in this Agreement shall be deemed applicable whether the words defined are used in this Agreement in the singular or the plural;

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(c)         wherever used in this Agreement, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(d)         all accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP;

(e)         this Agreement shall be deemed to have been drafted by the Parties and this Agreement shall not be construed against any Party as the principal draftsperson hereof;

(f)         any references in this Agreement to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified;

(g)         all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions;

(h)         the Exhibits and Schedules attached to this Agreement are incorporated in this Agreement by reference and shall be considered part of this Agreement;

(i)         the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision of this Agreement;

(j)         unless otherwise expressly provided, the phrase “made available to HoldCo” (and phrases of similar import) means made available to HoldCo, Old Ohr, Ohr LLC or their respective representatives as of the date hereof through the virtual data room established and maintained by the Companies for the purposes of the transactions contemplated by and in this Agreement;

(k)         unless otherwise expressly provided, whenever the consent of any Person is required or permitted in this Agreement, such consent may be withheld or provided (with or without conditions) in such Person’s sole and absolute discretion;

(l)         the words “or” and “any” are not exclusive; and

(m)         “including” means including, without limitation.

The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material to any Company’s business, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

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ARTICLE II
THE CLOSING, THE CONTRIBUTIONS
AND THE CONTINGENT SHARES

Section 2.1.         Closing Date.

(a)         The closing of the Merger and the Contributions (the “Closing”) shall take place at the offices of Hahn & Hessen LLP, 488 Madison Avenue, New York, New York 10022, at 10:00 a.m. no later than three (3) Business Days after the conditions to Closing set forth in Section 8.1 (other than the closing conditions that by their terms will be satisfied on the Closing Date) have been satisfied or waived or such other date as the Parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)         At the Closing, Old Ohr shall pay the Transaction Expenses requested to be paid by the Companies; provided, however, that to the extent requested by HoldCo, the payment of all or any of such Transaction Expenses shall be deferred for up to five (5) Business Days following the Closing.

Section 2.2.         The Initial Shares Issuance and Cash Consideration. On the terms and subject to the conditions of this Agreement, at the Closing, HoldCo shall issue the Initial Shares to the Escrow Agent and the Companies in exchange for the Contributions in proportion to the amounts specified in a schedule in substantially the form of Exhibit E (the “Initial Share and Cash Allocation Schedule”). At the Closing, HoldCo shall deliver the Cash Consideration as set forth on the Initial Share and Cash Allocation Schedule to the Escrow Agent and the Companies by wire transfer of immediately available funds in proportion as set forth on the Initial Share and Cash Allocation Schedule. The Companies shall deliver the Initial Share and Cash Allocation Schedule to HoldCo not less than one (1) Business Day prior to the Closing Date.

Section 2.3.         The Contributions. (a) Simultaneously with the Merger, at the Closing the Companies shall effect the Contributions as provided herein. The Parties intend, for federal income Tax purposes, that the Contributions, together with the Merger, qualify as an exchange as described in Section 351(a) of the Code and the applicable Treasury Regulations promulgated with respect thereto, and Ohr LLC, HoldCo, the Companies and the Controlling Members shall file all Tax Returns (including amended returns and claims for refunds) in a manner consistent with such treatment and shall use their reasonable best efforts to sustain such treatment in any subsequent Tax audit or dispute.

(b)         On the terms and subject to the conditions of this Agreement, at the Closing, the Companies shall assign, sell, transfer, convey, and deliver to Ohr LLC, all of the Contributed Assets for the Initial Shares, the Cash Consideration and other rights under this Agreement, free and clear of any and all Liens.

(c)         On the terms and subject to the conditions of this Agreement, at the Closing,Ohr LLC shall assume and become responsible for all of the Assumed Liabilities. No Ohr Party shall assume or have any responsibility for any Excluded Liabilities or any other obligation or liability of the Companies other than, in the case of Ohr LLC, the Assumed Liabilities.

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Section 2.4.         Allocation. The Parties agree to allocate the Cash Consideration and the Assumed Liabilities (plus any other relevant items) among the Contributed Assets for all purposes (including Tax) in accordance with the final allocation schedule as determined in accordance with this Section 2.4 (the “Asset Allocation Schedule”). A draft of the Asset Allocation Schedule shall be prepared by HoldCo and delivered to the Companies within ninety (90) days following the Closing Date. If, within thirty (30) days after receipt of the draft Asset Allocation Schedule, the Companies notify HoldCo in writing that the Companies object to one or more items reflected in the Asset Allocation Schedule, the Companies and HoldCo shall negotiate in good faith to resolve such dispute within thirty (30) days therefrom; provided, however, that if the Companies and HoldCo are unable to resolve any dispute with respect to the Asset Allocation Schedule within one-hundred and eighty (180) days following the Closing Date, such dispute shall be resolved by the Accounting Firm. If the Companies do not notify HoldCo of a dispute within thirty (30) days of the receipt of the draft Asset Allocation Schedule, the draft Asset Allocation Schedule shall be final, conclusive and binding on the Companies and HoldCo for all purposes of this Agreement. HoldCo and the Companies shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Asset Allocation Schedule as finally determined hereunder, and neither of them nor any of their respective affiliates will take any position inconsistent therewith on any Tax Return or otherwise, except as otherwise required by applicable Law. The Companies shall pay that portion, if any, of the fees and expenses of the Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is an amount equal to the difference between the Accounting Firm’s determination and the Companies’ determination that is resolved in favor of HoldCo, and the denominator of which is the sum total by which HoldCo’s determination and the Companies’ determination differ from the determination of the Accounting Firm. HoldCo shall pay that portion, if any, of the fees and expenses of the Accounting Firm that the Companies are not required to pay hereunder.

Section 2.5.         Third Party Consents. To the extent that a Company’s rights under any Contract or Permit constituting a Contributed Asset, or any other Contribution, may not be assigned to Ohr LLC without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Companies, at their expense, shall use their commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.Ohr LLC shall cooperate with the Companies in such manner as may be reasonably requested in connection therewith. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Ohr LLC’s rights under the Contributed Asset in question so that Ohr LLC would not in effect acquire the benefit of all such rights, the Companies, to the maximum extent permitted by law, shall act after the Closing as Ohr LLC’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Ohr LLC in any other reasonable arrangement designed to provide such benefits to Ohr LLC. If Ohr LLC receives such benefits, the liabilities corresponding to such benefits shall be Assumed Liabilities and Ohr LLC shall pay or satisfy such liabilities to the extent that Ohr LLC would have been responsible therefor if such consent had been obtained. Notwithstanding any provision in this Section 2.5 to the contrary, Old Ohr and HoldCo shall not be deemed to have waived their rights under Section 8.1 hereof unless and until Old Ohr and HoldCo either provide written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

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Section 2.6.         The Contingent Shares.

(a)         Nontransferable. The Contingent Shares shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part by the Companies until issued in accordance with this Section 2.6.

(b)         Not Outstanding; No Certificate; No Rights.

(i)         The Contingent Shares shall not be deemed outstanding until issued in accordance with this Section 2.6.

(ii)        The Contingent Shares shall, upon issuance, be book entry shares and shall not be evidenced by a certificate or other instrument.

(iii)        The Contingent Shares shall not have any voting or dividend rights until issued in accordance with this Section 2.6.

(iv)       Until issued as a Milestone Delivery, the Contingent Shares shall not represent any equity or ownership interest in HoldCo. Other than as set forth in the Vesting Agreements, upon delivery in accordance with this Section 2.6, the Contingent Shares shall become validly issued and fully paid outstanding shares of Common Stock.

(c)         Delivery Procedures.

(i)         If a Milestone occurs within the period provided in its definition , then on a date that is within five (5) Business Days following such event, HoldCo shall deliver to each Company (x) a notice which shall be in the form of an Officer’s Certificate stating the date of the satisfaction of such Milestone and that the Companies are entitled to receive the applicable Milestone Delivery and (y) a certificate for the number of Contingent Shares for such Milestone allocated to the Company in accordance with the Initial Share and Cash Allocation Schedule.

(ii)        The Companies and the parties hereto agree to treat the Contingent Shares and Research Payment, when issued or delivered, for all Tax purposes as additional consideration for the Contributions pursuant to this Agreement, and none of the Companies and the parties hereto will take any position to the contrary on any Tax Return or for other Tax purposes except as required by applicable Law.

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(iii)        HoldCo shall be entitled to deduct and withhold, or cause to be deducted and withheld, from each Milestone Delivery otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld and paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company in respect of which such deduction and withholding was made. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Company, HoldCo shall, to the extent practicable, provide notice to the Company of such potential withholding and a reasonable opportunity for the Company to provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts; provided that the time period for payment of a Milestone Delivery by HoldCo set forth in Section 2.6(b) shall be extended by a period equal to any delay caused by the Company providing such forms.

(iv)       Neither HoldCo nor the SKS Party Representative shall be liable to any Person in respect of a Milestone Delivery delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law.

(d)         Sale of HoldCo. In the event of a Sale of HoldCo, the Companies’ rights to any remaining Contingent Shares shall be acknowledged and agreed by HoldCo or its successor upon consummation of the Sale.

Section 2.7.         Adjustment to Initial Shares and Contingent Shares. The number of Initial Shares and the number of Contingent Shares shall be subject to appropriate adjustment in the event that, subsequent to the date of this Agreement but prior to the issuance date of the Initial Shares or the Contingent Shares, as the case may be, there shall occur any increase, decrease, change into or exchange for a different number or kind of shares or securities through reorganization (other than the Merger), recapitalization, reclassification, share dividend (including any dividend or distribution of securities convertible into Ohr Common Stock), share split, reverse share split, or other like changes in capitalization, or a record date that is subsequent to the date of this Agreement but prior to the applicable issuance date, has been established in regard to any of the foregoing with respect to HoldCo or the outstanding Ohr Capital Stock.

Section 2.8.         Research Contract Bonus. If HoldCo or any of its Subsidiaries enters into an additional agreement (or a written letter of understanding with a detailed term sheet which results in a definitive agreement within three (3) months after the date of such letter) with Research Partner (a “Research Partner Agreement”) during the six (6) month period following the Closing Date to continue research and development activities similar to those currently under way under existing agreements with Research Partner for glaucoma applications, HoldCo shall make an additional cash payment (the “Research Payment”) to SKS 1 equal to two-thirds (2/3) of any cash received by HoldCo or any of its Subsidiaries under such Research Partner Agreement, regardless of when any such cash may be received by HoldCo or any of its Subsidiaries, up to a maximum aggregate payable to SKS 1 of $5,000,000. HoldCo shall make the Research Payment(s) to SKS 1 not later than five (5) Business Days following HoldCo’s receipt of any payments under such Research Agreement.

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Section 2.9.         Diligent Efforts. HoldCo shall use its Diligent Efforts (i) to achieve each Milestone and (ii) to enter into a Research Partner Agreement within six (6) months of the Closing Date.

Section 2.10.         Access to Information.

(a)         Upon the written request of the SKS Party Representative and no more than once during any calendar year, and upon reasonable notice, HoldCo shall provide the SKS Party Representative or its Advisors with access during normal business hours to such records of HoldCo and its Affiliates as may be reasonably necessary to verify whether the Milestones have been met and whether the Ohr Parties have performed their obligations under Sections 2.6 through 2.8.

(b)         Each Person seeking to receive information from HoldCo or its Affiliates in connection with a review under Section 2.10(a) shall enter into a reasonable and mutually satisfactory confidentiality agreement with HoldCo obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review.

Section 2.11.         SKS Party Representative.

(a)         From and after the Closing Date, Jason Slakter or such other Person who may be appointed by the Companies and the Controlling Members holding a majority in interest of the shares of Common Stock issued pursuant hereto in a written notice delivered to the SKS Party Representative, with a copy to HoldCo, to replace the Person who is then serving as the SKS Party Representative (the “SKS Party Representative”), shall act as the representative of the SKS Parties, and shall be authorized to act for and on behalf of the SKS Parties and to take any and all actions required or permitted to be taken by or on behalf of the SKS Parties or the SKS Party Representative under this Agreement, including without limitation any actions with respect to (i) allocations under Section 2.4, (ii) the determination of reaching Milestones, (iii) claims for indemnification pursuant to Article IX, (iv) any Tax matters as described in Article VII, (v) actions under the Escrow Agreement, and (vi) any other matter expressly set forth in this Agreement (including, without limitation, the exercise of the power to (A) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification, and (B) take all actions necessary in the judgment of the SKS Party Representative to accomplish any of the foregoing tasks). The execution of this Agreement by the SKS Parties shall constitute approval of the appointment of the SKS Party Representative and all actions of such SKS Party Representative pursuant to this Agreement. In all matters relating to Article IX, the SKS Party Representative shall be the only party entitled to assert the rights of the SKS Parties. The Ohr Parties and any Ohr Indemnitee shall be entitled to rely in all respects (including without investigation or inquiry) on all statements, representations and decisions of the SKS Party Representative.

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(b)         The Companies and the SKS Parties shall be bound by all actions or inactions taken by the SKS Party Representative in his capacity as SKS Party Representative. The SKS Party Representative shall promptly, and in any event within five (5) Business Days, provide written notice to the SKS Parties of any action taken on behalf of them by the SKS Party Representative pursuant to the authority delegated to the SKS Party Representative under this Section 2.11 (provided, however, that the failure to deliver any such notice (in a timely manner or otherwise) shall not affect the validity or effectiveness of such actions so taken by the SKS Party Representative). The SKS Party Representative shall at all times act in his capacity as SKS Party Representative in a manner that the SKS Party Representative reasonably believes to be in the best interest of the SKS Parties. The SKS Party Representative shall not be liable to any Company or Controlling Member for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or in his capacity as the SKS Party Representative, except in the case of his gross negligence, bad faith or willful misconduct. The SKS Party Representative may consult with legal counsel, accountants and other experts selected by him, the reasonable fees and expenses of which shall be paid by SKS. The SKS Party Representative, solely in his capacity as such, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(c)         Each SKS Party, severally, but not jointly, shall indemnify and hold harmless and reimburse the SKS Party Representative from and against such SKS Party’s pro-rata portion of any and all liabilities, losses, damages, claims, costs, fees or expenses suffered or incurred by the SKS Party Representative arising out of or resulting from any action taken or omitted to be taken by the SKS Party Representative, solely in his capacity as such, under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the SKS Party Representative’s gross negligence, bad faith or willful misconduct.

ARTICLE III
CLOSING DELIVERIES

Section 3.1.         Deliveries by the Companies. At the Closing, the Companies shall:

(i)         deliver to Ohr LLC the Contributed Assets;

(ii)        deliver to Ohr LLC the other Transaction Documents signed by the applicable SKS Parties;

(iii)       deliver to Ohr LLC a list of Profits Interest Holders and their respective vesting schedules with respect to their respective profits interest units of SKS 1; and

(iv)       in furtherance and not in limitation of Section 3.1(i) above, the Companies shall deliver all Contributed Assets that constitute electronic information on any storage medium, whether stored on-site or off-site, and log in information necessary to access any electronic files being stored at a third party offsite service provider.

Section 3.2.         Deliveries by HoldCo. At the Closing, HoldCo shall:

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(i)         pay the Cash Consideration to SKS, SKS 1 and the Escrow Agent in proportion as set forth on the Initial Share and Cash Allocation Schedule to one or more accounts designated in writing by SKS, SKS 1 and the Escrow Agent, respectively;

(ii)        deliver to SKS, SKS 1 and the Escrow Agent the Initial Shares in proportion as set forth on the Initial Share and Cash Allocation Schedule;

(iii)       deliver to the Companies a copy of the HoldCo Certificate of Incorporation and the Certificate of Merger, each certified as of the most recent practicable date by the Delaware Secretary of State; and

(iv)       deliver to the Companies the other Transaction Documents signed by the applicable Ohr Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE CONTROLLING MEMBERS

Each Controlling Member, severally and not jointly, hereby represents and warrants, except as disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers in this Article IV; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent) supplied by the SKS Parties to the Ohr Parties on the date of this Agreement (the “Disclosure Schedule”),to Old Ohr and HoldCo as follows:

Section 4.1.         Due Execution; Power. This Agreement has been duly executed and delivered by such Controlling Member. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes the legal, valid and binding obligation of such Controlling Member, enforceable against such Controlling Member in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.2.         No Conflicts; No Consents. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by such Controlling Member with the terms hereof will not, conflict with, or result in any violation or breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of such Controlling Member under, any provision of (in each case with or without notice or lapse of time, or both) (a) any material Contract to which such Controlling Member is a party or by which any of its properties or assets is bound, or (b) any Order, Permit or Law applicable to such Controlling Member or its respective properties or assets (excluding, in the case of this clause (b), any such Orders, Permits and Laws the violation of which, individually or in the aggregate, has not given, and would not reasonably be expected to give, rise to a material liability to any of the Ohr Parties or materially and adversely affect their ability to operate their businesses as conducted or proposed to be conducted in compliance with applicable Law in all material respects). No consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to such Controlling Member in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, by such Controlling Member other than those that may be required solely by a Company’s (as opposed to any other third party’s) participation in the Contributions and the other transactions contemplated hereby.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANIES

Each Company,jointly and severally, except as disclosed in the Disclosure Schedule (referencing the appropriate section and paragraph numbers in this Article V; provided, however, that any disclosure under one such section or paragraph number shall be deemed to have been disclosed for all purposes of this Agreement in respect of all such other sections and paragraph numbers to the extent that the relevance of such disclosure to such other sections and paragraph numbers is reasonably apparent), hereby represents and warrants to the Ohr Parties as follows:

Section 5.1.         Organization, Standing and Power; Books and Records.

(a)         Each Company and C Therapeutics, LLC (the “Transferred Subsidiary”) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each Company and the Transferred Subsidiary has the requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals that are necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have or reasonably be expected to result in a Company Material Adverse Effect. Each Company and the Transferred Subsidiary is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate,would not have or reasonably be expected to result in a Company Material Adverse Effect.

(b)         Each of the Companies has the requisite power and authority to enter into and consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement (and each Transaction Document to which a Company is a party) by each Company, the performance by each Company of its obligations hereunder and thereunder and the consummation by each Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each Company and its members. This Agreement (and each Transaction Document to which a Company is a party) has been duly executed and delivered by each Company; and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement (and each Transaction Document to which a Company is a party) constitutes the valid and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to the Enforceability Exceptions.

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(c)         The Companies have made available to HoldCo true and complete copies of the governing documents of each Company and the Transferred Subsidiary, each as amended to date. The evidence representing SKS’ ownership interest in the Transferred Subsidiary and ownership records of the Transferred Subsidiary(which have been made available for inspection by Old Ohr prior to the date hereof) are true and complete in all material respects.

Section 5.2.         Capitalization.

(a)         The Controlling Members hold (or shall hold on the Closing Date) not less than Two-Thirds-In-Interest of the Members (as defined in the Operating Agreement of SKS);and SKS holds (or shall hold on the Closing Date) not less than Two-Thirds-In-Interest of the Members (as defined in the Operating Agreement of SKS 1).

(b)         SKS has good and valid title to all of the membership interests of the Transferred Subsidiary (the “Transferred Interests”), free and clear of all Liens. The Transferred Interests constitute all of the membership interests or other ownership interests in or of the Transferred Subsidiary. Other than this Agreement, the Transferred Interests are not subject to any voting trust, proxy or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Interests.

(c)         Except for the Transferred Interests, there are no membership interests or other equity securities of the Transferred Subsidiary issued, reserved for issuance or outstanding. The Transferred Interests are duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable to the Transferred Interests) and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the corporate, limited liability company or partnership law of the jurisdiction under which the Transferred Subsidiary is organized, the organizational documents of the Transferred Subsidiary, or any Contract to which the Transferred Subsidiary is a party or otherwise bound. There is no Voting Debt outstanding with respect to any of the Transferred Subsidiary. There are not any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Transferred Subsidiary is a party or by which it is bound (i) obligating the Transferred Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in, or any security convertible or exercisable for or exchangeable into any equity interest in, the Transferred Subsidiary or any Voting Debt, or (ii) obligating the Transferred Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. There are not any outstanding contractual obligations of the Transferred Subsidiary to repurchase, redeem or otherwise acquire any equity interests of the Transferred Subsidiary.

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(d)         Except for the ownership interests of SKS in SKS 1 and SKS 1 in the Transferred Subsidiary, respectively, none of Companies or the Transferred Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(e)         The Controlling Members will indirectly own approximately 83% of SKS 1 at the Closing, and substantially all of the Cash Consideration, Initial Shares and, if any, Contingent Shares will be allocated to SKS 1.

Section 5.3.         No Conflicts; No Consents. The execution and delivery by the Companies of this Agreement and, to the extent they are parties thereto, other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Companies with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Companies or any Transferred Subsidiary under, any provision of (a) the organizational documents of the Companies or any Transferred Subsidiary, (b) any material Contract to which any Company or the Transferred Subsidiary is a party or by which any of its respective properties or assets is bound or (c) any Order, Permit or Law applicable to the Companies or any Transferred Subsidiary or any of their respective properties or assets (except in the case of each of clause (b) and (c), such as would not have or reasonably be expected to result in a Company Material Adverse Effect).No material consent, waiver, Order or Permit of, or registration, declaration or filing with, or notification to, any Governmental Entity is required to be obtained or made by or with respect to the Companies or any Transferred Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.4.         Financial Statements and Related Matters.

(a)         Schedule 5.4(a) sets forth (i) the unaudited pro forma consolidated balance sheets of the Companies relating to the Contributed Assets and the Transferred Subsidiary as of December 31, 2013 (the “Balance Sheets”) and December 31, 2012, and the related statements of income for the 12 months ended December 31, 2013 and December 31, 2012 (such financial statements, collectively, the “Full-Year Financial Statements”) and (ii) the unaudited pro forma consolidated balance sheet of the Companies relating to the Contributed Assets as of March 31, 2014 and the related statement of income for the four-month period then ended (such financial statements, collectively, the “Interim Financial Statements” and, together with the Full-Year Financial Statements, the “Financial Statements”).

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(b)         The Full-Year Financial Statements have been prepared in conformity with GAAP consistently applied (except for the absence of footnote disclosure) and fairly present in all material respects, on a pro forma basis to reflect items related to the Contributions, as of the dates thereof and for the periods then ended, the financial condition and results of operations of the Companies and the Transferred Subsidiary on a consolidated basis. The Interim Financial Statements have been prepared in conformity with GAAP consistently applied (except for the absence of footnote disclosure and subject to normal recurring year-end adjustments) and fairly present, in all material respects, on a pro forma basis to reflect items related to the Contributions, as of the dates thereof and for the periods then ended, the financial condition and results of operations of the Companies and the Transferred Subsidiary on a consolidated basis.

(c)         Since March 31, 2014, the Companies and the Transferred Subsidiary have made capital expenditures consistent in type and amount with the capital expenditures budgets for such period made available to HoldCo.

(d)         The Companies and the Transferred Subsidiary have no commitments, liabilities or obligations with respect to the Business, except (a) those which are specifically disclosed in this Agreement, (b) those which are adequately reflected or reserved against in the Balance Sheets included in the Financial Statements, (c) those which have been incurred in the Ordinary Course of Business since March 31, 2014 and which are not, individually or in the aggregate, material in amount, (d) those which have been incurred in connection with the negotiation, preparation and performance of this Agreement or (e) that will be satisfied at Closing or are or will be otherwise agreed upon by the Parties.

Section 5.5.         Title to and Sufficiency of Contributed Assets.

(a)         The Companies have good and marketable title to all of their respective Contributed Assets and (ii) all such Contributed Assets (including any leasehold interests) are free and clear of any and all Liens. The Transferred Subsidiary has good and marketable title to all of its assets, free and clear of any and all Liens. At the Closing, Ohr LLC shall acquire good and marketable title to all of the Contributed Assets, in each case free and clear of any and all Liens.

(b)         The Contributed Assets (i) constitute all of the rights, property and assets owned by or licensed to the Companies that are used in, held for use in, and material to, the Company Business, (ii) are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as conducted prior to the Closing, and (iii) constitute all of the rights, property and assets owned by or licensed to the Companies that are necessary to conduct the Company Business as currently conducted. Without limiting the foregoing, none of the Controlling Members owns any Intellectual Property or other assets used in connection with the Company Business, which are not included in the Contributed Assets under this Agreement.

Section 5.6.         Real Property. The Companies and the Transferred Subsidiary do not own any real property. Schedule 5.6 identifies the only real property that is leased by the Companies and the Transferred Subsidiary (together with all rights, title and interest of the Companies and the Transferred Subsidiary in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”) and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which SKS holds the Leased Real Property (the “Lease”). The Companies have delivered to HoldCo a true and complete copy of such Lease. With respect to such Lease: (i) such Lease is valid, binding, enforceable and in full force and effect, and SKS enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) SKS is not in breach or default under such Lease, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by SKS or, to the Knowledge of the Companies, any other party to such Lease, and SKS has paid all rent due and payable under such Lease; (iii) SKS has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by SKS under any of the Leases and, to the Knowledge of the Companies, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; (iv) SKS has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; (v) SKS has not pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property; (vi) the Companies and the Transferred Subsidiary are currently not in negotiations for any new lease, sublease, or other right to use, any real property; (vii) SKS is currently not in negotiations to extend or otherwise modify the Lease; and (viii) the Companies have received no notice, as of the date of this Agreement, from the landlord under the Leases requiring SKS to remove any alterations, additions, or improvements at the end of the term of the Lease.

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Section 5.7.         Inventory; Tangible Assets. All Inventory consists of a quality and quantity usable in the Ordinary Course of Business. All Inventory is owned by the Companies free and clear of all Liens. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Companies. The Companies own or lease all Tangible Assets necessary for the conduct of the Company Business. The Tangible Assets included in the Contributed Assets are structurally sound, are in good operating condition and repair, ordinary wear and tear between the date hereof and the Closing Date excepted, and are adequate for the uses to which they are being put, and none of such Tangible Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 5.8.         Intellectual Property.

(a)         Schedule 5.8 sets forth a true, correct and complete list of all (i) issued and pending patents, (ii) registered and applications for registration of trademarks and service marks, (iii) registered domain names, and (iv) registered copyrights, in each case, included in the Contributed Assets owned by either Company or owned by the Transferred Subsidiary and (v) any license agreement included in the Contributed Assets granting either Company rights under any material Company Intellectual Property (“Licensed IP”). Such list shall contain, as applicable, (A) the name of all actual and recorded owners, (B) the jurisdiction in which the application or registration was made, (C) the application and registration numbers, (D) whether such Company Intellectual Property is owned by a Company or the Transferred Subsidiary, exclusively licensed to a Company or the Transferred Subsidiary or non-exclusively licensed to a Company or the Transferred Subsidiary, and (E) the filing and registration, issue and application dates. The list in Schedule 5.8 pertaining to the license agreements governing Licensed IP shall contain (x) the name and date of the license agreement pursuant to which such Licensed IP is licensed and (y) whether such license agreement grants an exclusive license to a Company or the Transferred Subsidiary. A Company or the Transferred Subsidiary owns, or has the right to use the Company Intellectual Property, in the conduct of the Company Business as currently conducted. The Company Intellectual Property owned by a Company or the Transferred Subsidiary is owned solely and exclusively by such Company or the Transferred Subsidiary, as applicable, free and clear of any Liens. To the Knowledge of the Companies, the issued patents within the Company Intellectual Property owned by a Company are valid, enforceable, subsisting and in full force and effect. None of the Company Intellectual Property owned by the Companies or the Transferred Subsidiary, and to the Knowledge of the Companies, none of the Licensed IP, is or has been subject to any pending, concluded, or, to the Knowledge of any Company, threatened, Legal Proceeding or other Proceeding (including any interference, derivation, re-examination, opposition, cancellation reissue or other post-grant Proceeding, but excluding customary office actions issued by an application examiner with the United States Patent and Trademark Office or its foreign equivalent in the ordinary course of business in connection with the prosecution of a pending application for a patent or a trademark registration) which challenges the validity, enforceability, use, right to use, scope, duration, effectiveness or ownership of any item of such Company Intellectual Property.

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(b)         The Companies or the Transferred Subsidiary owns or possesses the right to use all Company Intellectual Property necessary to conduct the Company Business, and neither the Companies nor the Transferred Subsidiary has received any written, or to the Knowledge of any Company, any non-written, notice from any Person asserting any claim to the contrary. Each item of Company Intellectual Property owned by the Companies or the Transferred Subsidiary immediately prior to the Closing Date will be owned and available for use by Ohr LLC on the same terms and conditions as are in effect immediately prior to the Closing Date. Subject to obtaining any consent set forth on Schedule 5.8(b), each item of Licensed IP will be licensed to and available for use by Ohr LLC on the same terms and conditions as are in effect immediately prior to the Closing Date. Without limiting the foregoing, neither Company is in default under any Contract pursuant to which it obtained rights to any material Licensed IP.

(c)         To the Knowledge of any Company, the conduct of the Company Business has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. The Companies and the Transferred Subsidiary have not received any written, or to the Knowledge of any Company, any non-written, notice during the past thirty-six (36) months of any claims that have been made against the Companies or the Transferred Subsidiary alleging the infringement, misappropriation or violation by Companies or the Transferred Subsidiary of any Intellectual Property of any Person as a result of the Company Business. To the Company’s Knowledge, during the past twenty-four (24) months, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or any Licensed IP in any material respect, and there is no and has not been any Legal Proceeding pursuant to which any Company or the Transferred Subsidiary or, to the Knowledge of any Company, any licensor has alleged any such infringement, misappropriation or violation by any Person.

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(d)         No funding, facilities or other resources of any Governmental Entity, university, college, other educational institution or nonprofit research center was used in the development of any Company Intellectual Property owned by a Company or the Transferred Subsidiary, or to the Knowledge of any Company, in any Licensed IP; nor does any such entity own or have rights to (or have the option to obtain such ownership or rights to) any Company Intellectual Property owned by the Companies, or the Knowledge of any Company, to any Licensed IP.

(e)         Each Company and the Transferred Subsidiary have used commercially reasonable efforts to protect and maintain their rights in all material Company Intellectual Property. During the past twenty-four (24) months, SKS 1’s and the Transferred Subsidiary’s collection, storage, use and dissemination of personally identifiable information and any other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has, complied in all material respects with all applicable Law, privacy policies and terms of use and other contractual obligations relating to privacy, data protection or data security. During the past twenty-four (24) months, to the Knowledge of Company, no breach, security incident, or violation of any SKS 1 data security policy in relation to personally identifiable information or other data that could reasonably be used to identify any consumer, patient, employee or other person or any of their respective devices has occurred, or is or was threatened, and there has been no unauthorized or illegal processing of such data. The Companies and the Transferred Subsidiary maintain commercially reasonable security procedures to protect against loss, misuse, unauthorized access, disclosure, and destruction of personally identifiable information and other data pertaining to vendors, contracting parties, employees or other persons. During the past twenty-four (24) months, neither the Companies nor the Transferred Subsidiary has received written, or to the Knowledge of any Company, any non-written, notice of any claims (including any investigation or notice from any Governmental Entity) that have been asserted or threatened against the Companies or the Transferred Subsidiary alleging any violation of any Person’s privacy or personally identifiable information or data rights or non-compliance with applicable Laws, privacy policies or terms of use or other contractual obligations relating to privacy, data protection or data security.

(f)         Each Company and the Transferred Subsidiary have (i) caused all current and former employees and all other consultants engaged by a Company in the conception, reduction to practice, creation or development of any material Company Intellectual Property to execute a binding and enforceable agreement which assigns to such Company ownership of any and all Intellectual Property conceived, reduced to practice, created or developed by such employees or consultants within the scope of or resulting from his or her employment with such Company or any of its Subsidiaries or, in the case of consultants, from the services such consultant performs for such Company or any of its Subsidiaries; and (ii) caused all employees and all such consultants with access to any non-public Company Intellectual Property to execute a binding and enforceable confidentiality agreement or other agreement that includes customary confidentiality terms to protect the proprietary interests of such Company and the Transferred Subsidiary with respect to such Company Intellectual Property. Copies of the forms of agreements referred to in the foregoing clauses (i) and (ii) (collectively, “IP Agreements”) have been made available to HoldCo prior to the date hereof, and to the Knowledge of any Company, no material breach of any such agreement by the other party thereto has occurred or been threatened.

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(g)         Neither Company nor the Transferred Subsidiary is obligated to make any material payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property for the right to use such Intellectual Property in the conduct of the Company Business.

(h)         None of the execution and delivery of this Agreement, the consummation of the Contributions, or the performance by the Companies of their obligations hereunder, conflict or will conflict with, alter or impair, any of the Companies’ or the Transferred Subsidiary’s rights in or to any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company Intellectual Property or otherwise trigger any additional payment obligations with respect to any Company Intellectual Property.

Section 5.9.         Contracts.

(a)         Schedule 5.9 lists each of the Contracts to which a Company or the Transferred Subsidiary is a party that are material to the performance or conduct of the Company Business and, in the case of Contracts to which a Company is a party, indicates which Contracts are Assigned Contracts and which are Excluded Assets. The Companies have delivered to HoldCo a correct and complete copy of each Contract (as amended to date) listed in Schedule 5.9. Each Assigned Contract is in full force and effect, and, assuming the due authorization, execution and delivery by the other parties thereto, each Assigned Contract constitutes the valid and binding obligation of each Company, the Transferred Subsidiary and the other parties thereto, in accordance with its terms, except with respect to the Enforceability Exceptions. There has not occurred any default, or any event which, with the lapse of time or the election of any person other than the Company that is a party to such Contract will become a default by such Company under any of the Assigned Contracts; and to the Knowledge of the Companies, there has not occurred any default by others or any event which, with the lapse of time or the election of the Company that is a party to such Assigned Contract, will become a default by others under any of the Assigned Contracts. No consents are required to assign the Assigned Contracts.

(b)         In furtherance and not in limitation of the foregoing, other than as set forth on Schedule 5.9neither any Company nor the Transferred Subsidiary is a party to or bound by any:

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(i)         employment or consulting Contract with any Person (other than any agreement or offer letter that is terminable at-will and does not provide for termination payments);

(ii)        collective bargaining agreement or other Contract with any labor organization, union or association;

(iii)       covenant not to compete or other covenant restricting the development, manufacture, marketing, sale or distribution of the Products or otherwise restricting or limiting the ability of either Company or the Transferred Subsidiary to compete in any line of business with any Person in any area or that would, or would reasonably be expected to, limit the freedom of any Ohr Party or its Affiliates or the Company Business or Contributed Assets or the Transferred Subsidiary to compete in any line of business after the Closing;

(iv)       Contract with any current or former officer, director or employee of any Company or the Transferred Subsidiary (other than employment or consultant Contracts covered by clause (i) above);

(v)        lease, sublease or similar Contract with any Person under which a Company or the Transferred Subsidiary is a lessor or sublessor of, or makes available for use to any Person, any Property;

(vi)       lease, sublease or similar Contract with any Person under which (A) a Company or the Transferred Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) a Company or the Transferred Subsidiary is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by a Company or the Transferred Subsidiary;

(vii)      (A) Contract Manufacturing Agreement or continuing Contract for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar Contract or (C) advertising or marketing Contract;

(viii)     Contract relating in whole or in part to any Company Intellectual Property (including any license or other agreement under which a Company or the Transferred Subsidiary is licensee or licensor of any Company Intellectual Property);

(ix)        Contract under which a Company or the Transferred Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person or any other note, bond, debenture or other evidence of indebtedness of a Company;

(x)         Contract under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of a Company or the Transferred Subsidiary or (B) a Company or the Transferred Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business);

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(xi)        Contract under which a Company or the Transferred Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the Ordinary Course of Business);

(xii)       Contract providing for indemnification of any Person with respect to liabilities relating to the Company Business;

(xiii)      a Contract for any joint venture, partnership, limited liability company or similar arrangement;

(xiv)      any Contract requiring payments to or from a Company or the Transferred Subsidiary in excess of $100,000 in the aggregate during the remaining term of such Contract or other Contract that has an aggregate future liability to any Company or the Transferred Subsidiary in excess of $100,000;

(xv)       any Contract or series of related Contract with any supplier of active pharmaceutical ingredient, finished product, materials, supplies, goods, services, equipment or other assets relating to the Company Business;

(xvi)      any Contract that grants a counterparty “most favored nation” or similar rights or that contains exclusivity obligations or restrictions that would, or would reasonably be expected to, be binding on any Ohr Party or its Affiliates or the Company Business or Contributed Assets after the Closing;

(xvii)     any Contract premised on the status of the Company or a Transferred Subsidiary as a small business or such Company or the Transferred Subsidiary or its owners having other preferential status, including, without limitation, under Section 8(a) of the Small Business Act of 1953, as amended, and the rules and regulations promulgated thereunder, or under any other similar Laws;

(xviii)    any sales, distribution, agency or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets relating to the Company Business;

(xix)       any agreements to conduct research or further development of the Products, including clinical trial agreements, sponsored research agreements, development agreements, material transfer agreements and similar agreements; or

(xx)        other Contract that is otherwise material to the Company Business.

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(c)         All Contracts required to be listed on Schedule 5.9 (the “Company Contracts”) are valid, binding, in full force and effect and are enforceable by the Company party thereto in accordance with their respective terms, except with respect to the Enforceability Exceptions. The Companies or the Transferred Subsidiary have performed in all material respects all obligations required to be performed by them to date under the Company Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder and, to the Knowledge of the Companies, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. No Company or the Transferred Subsidiary has received any written (or, to the Knowledge of the Companies, oral) notice of the intention of any party to terminate, cancel or not renew (to the extent applicable) any Company Contract.

Section 5.10.       Receivables and Payables. The accounts receivable of the Companies (not including inter-Company accounts receivable) (a) represent actual indebtedness incurred by the applicable account debtors, (b) have arisen from bona fide transactions in the Ordinary Course of Business, and (c) to the Knowledge of the Controlling Members are, except to the extent of the reserves therefor, if any, set forth in the Balance Sheet, collectible in the Ordinary Course of Business. Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of any Company or any thereof, except for write-offs in the Ordinary Course of Business. The accounts payable of the Companies (not including inter-Company accounts payable) (x) represent actual indebtedness incurred by the applicable account debtors, and (y) have arisen from bona fide transactions in the Ordinary Course of Business. The Companies have made available to HoldCo a list of all of their accounts payable (indicating the account, payee, payor, amount and due date) as of a date within five (5) Business Days prior to the date hereof. None of the Companies’ accounts payable are more than ninety (90) days past due (except for any such past due accounts which are subject to a bona fide dispute and the material facts underlying the same have been made available to HoldCo).

Section 5.11.       Permits. The Assumed Permits are all Permits that are required in order for each Company and the Transferred Subsidiary to own or hold under lease and operate its respective assets and to conduct the Company Business as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the ability of the Companies to operate the Company Business as it is currently operated. All such Assumed Permits are validly held by the applicable Company and in full force and effect, and the applicable Company has complied in all material respects with all terms and conditions thereof. No Company has received written (or, to the knowledge of the Company, oral) notice of any Proceeding relating to the revocation, violation, forfeiture or modification of any such Assumed Permits during the 12 months (or three years if such matter has not been fully resolved) immediately preceding the date of this Agreement. Each Company is, and has been at all times during the three years immediately preceding the date of this Agreement, in compliance in all material respects with all Assumed Permits held by such Company. There is not pending or, to the Knowledge of the Companies, any threat of, a Proceeding, notice of violation, order of forfeiture, or complaint or investigation against the Companies, the Transferred Subsidiary or their employees relating to any Assumed Permits, clearances, concessions, and other similar grants of rights or privileges held or required to be held by the Companies, the Transferred Subsidiary or their employees by or before the FDA or any other Governmental Entity.

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Section 5.12.       Insurance. Each Company maintains policies or bonds (or is otherwise covered by policies or bonds maintained by another Company) of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable and customary in light of the business and assets of such Company. Schedule 5.12(a) sets forth an accurate and complete list of all such insurance policies and bonds maintained by the Companies and a true and correct copy of each such insurance policy and bond has been made available to HoldCo. All such policies and bonds are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received by any Company with respect to any such policy or bond which has not been replaced on substantially similar terms prior to the date of such cancellation. Schedule 5.12(b) sets forth an accurate and complete (in all material respects) history of claims against current and historical insurance policies and bonds maintained by the Companies (including any predecessors in interest thereof) for the last five years. There is no claim pending under any insurance policy or bond maintained by the Companies that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any portion of such claims. To the Knowledge of the Controlling Members, since January 1, 2012, the Companies have not failed to give proper notice or present any claims under their applicable insurance policies and bonds in a due and timely fashion. The Companies and their respective assets are insured in amounts no less than as required by applicable Law and any Contract to which the Companies are party or otherwise bound. All insurance policies and bonds maintained by the Companies (or other insurance policies or bonds providing substantially similar insurance coverage) have been in effect continuously since January 1, 2012. No letters of credit or similar instruments have been posted and no cash of the Companies has been restricted to support any insurance program maintained by the Companies. Since January 1, 2012, whether or not in the Ordinary Course of Business, there has not been, occurred or arisen any casualty, loss, damage or destruction (in each case whether or not covered by insurance) of any material asset of the Companies.

Section 5.13.       Taxes.

(a)         To the extent failure to do so would adversely impact the Contributed Assets or Ohr LLC’s operation of the Company Business after the Closing, (i) each Company has filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all material respects, and (ii) all material Taxes due and owing by any Company (whether or not shown on any Tax Returns) have been timely paid in full, or have been reserved for in accordance with GAAP on the Balance Sheet.

(b)         To the extent such action would adversely impact the Contributed Assets or Ohr LLC’s operation of the Company Business after the Closing, neither the Companies nor any predecessors have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently effective, nor has any Company made any request in writing for any such extension or waiver that is currently outstanding.

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(c)         There are no Liens for Taxes (other than for current Taxes not yet due and payable or Taxes that are being contested in good faith) on the Contributed Assets.

(d)         To the extent such action would adversely impact the Contributed Assets or Ohr LLC’s operation of the Company Business after the Closing, no Company has ever received a written claim from a Taxing Authority in a jurisdiction in which it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction that has not yet been settled or otherwise resolved.

(e)         To the extent failure to do so would adversely impact the Contributed Assets or Ohr LLC’s operation of the Company Business after the Closing, all Taxes that are required by Law to be withheld or collected by any Company have been duly and timely withheld or collected and, to the extent required, have been paid to the proper Taxing Authority.

(f)         To the extent such action would adversely impact the Contributed Assets or Ohr LLC’s operation of the Company Business after the Closing, no deficiencies for material Taxes of the Companies have been claimed, proposed or assessed in writing by any Taxing Authority, and there are no pending or, to the Knowledge of the Controlling Members, threatened audits, assessments or other actions for or relating to any material liability in respect of Taxes of any of the Companies.

(g)         The Transferred Subsidiary is a disregarded entity for U.S. federal income tax purposes.

Section 5.14.       Employee Benefit Plans.

(a)         Schedule 5.14 sets forth an accurate and complete list of all employee benefit, fringe benefit and employee incentive plans, programs, arrangements and agreements, including all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, stock purchase, stock appreciation right, restricted stock, phantom stock, retiree medical, disability insurance, life insurance, sabbatical, supplemental retirement, termination indemnity, jubilee payment, 13th and 14th month or holiday or Christmas bonus plans, programs, arrangements and agreements and including all “employee benefit plans” as that term is defined in Section 3(3) of ERISA, that are currently or have been adopted, maintained by, sponsored in whole or in part by, or contributed to by the Companies or for which the Companies could incur a liability or obligation for the benefit of present and former employees or directors of the Companies or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (all of the above being hereinafter individually or collectively referred to as an “Employee Plan” or “Employee Plans,” respectively).

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(b)         The Companies have made available to HoldCo copies or summaries, as of the date hereof, of all of the Employee Plans that have been reduced to writing (or a written summary of any Employee Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Employee Plan, including, without limitation (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 Series 1 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or other applicable Law in connection with each Employee Plan, (iv) the most recently received IRS determination letter for each Employee Plan intended to qualify under ERISA or the Code, and (v) the most recently prepared actuarial report, if any, and financial statement in connection with each such Employee Plan.

(c)         Each Employee Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Employee Plan. No action, claim or Proceeding is pending or, to the Knowledge of the Controlling Members, threatened with respect to any Employee Plan (other than claims for benefits in the ordinary course). None of the Companies nor any person that is a member of the same controlled group as the Companies or under common control with the Companies within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA.

(d)         Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Employee Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Employee Plan or other arrangement, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, whether or not contingent. No Employee Plan provides for a deferral of compensation that will be subject to the taxes imposed by Section 409A of the Code due to the consummation of the transactions contemplated by this Agreement.

(e)         No Company maintains, contributes to, or in any way provides for any benefits of any kind to, or has any liability of any kind to, or has ever represented, promised or contracted to provide any benefit to, any current or future retiree or terminee other than coverage mandated by Law.

(f)         All contributions, premiums or other amounts required to be paid or provided by any person or entity to or under any such Employee Plan have been duly made in accordance with the terms thereof. No plan assets have been pledged as collateral for any loan, other than bona fide loans made to participants of any Employee Plan, or other obligation of any Person.

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(g)         No Company currently has any obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

(h)         Each Employee Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination or opinion letter from the IRS covering all of the provisions applicable to the Employee Plan for which determination letters are currently available that the Employee Plan is so qualified. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt.

Section 5.15.       Absence of Changes or Events. Since the date of the Balance Sheet, there have not been any events, occurrences or developments that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Since the date of the Balance Sheet, the business of the Companies and the Transferred Subsidiary has been conducted in the Ordinary Course of Business. Since the date of the Balance Sheet, none of the Companies or the Transferred Subsidiary has taken any action of the kind described in clauses (i) through (x) of the second sentence of Section 7.1(a).

Section 5.16.       Compliance with Applicable Laws. Each Company and the Transferred Subsidiary is, and since January 1, 2011 has been, in compliance in all material respects with all applicable Laws. No Company or the Transferred Subsidiary has received any written communication since January 1, 2011 from any Governmental Entity that alleges that any Company or the Transferred Subsidiary is not in compliance with applicable Law.

Section 5.17.       Environmental Matters.

(a)         All material reports, if any, in the possession of the Companies concerning environmental investigations, audits, assessments and remedial activities conducted by or on behalf of any Company have been made available to HoldCo.

(b)         There are no Proceedings in which any Company is a party relating to Environmental Laws, the disposition of which may result in: (i) liability against any Company for penalties, fines, environmental costs, damages, monitoring, maintenance of wells, testing, sampling, response, remedial or inspection costs or other monetary relief; (ii) interruption of any of Company’s operations or business; or (iii) the making of a capital expenditure.

(c)         Each Company is, and at all times has been, in material compliance with all applicable Environmental Laws.

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(d)         No Company has received any written notice of violation, demand letter or notice of claim from a Governmental Entity or other Person with respect to the presence of Contamination in, on, under, about, migrating onto or emanating from the Leased Property.

(e)         No Company has entered into or agreed to any Order requiring compliance with any Environmental Law or the investigation or cleanup of Contamination.

(f)         To the Knowledge of the Company, there are no asbestos containing materials or equipment or other devices containing polychlorinated biphenyls on, at or under the Leased Property. All damaged friable asbestos-containing materials on or at the Leased Property have been maintained, repaired, encapsulated or removed in accordance with applicable Environmental Laws.

Section 5.18.       Employee and Labor Matters.

(a)         (i) There is not, and during the three (3) years immediately preceding the date of this Agreement there has not been, any labor strike, dispute, work stoppage or lockout pending or, to the Knowledge of the Controlling Members, threatened, against or affecting any Company; (ii) to the Knowledge of the Controlling Members, no union organizational campaign, petition or other unionization activities is in progress with respect to the employees of any Company; (iii) there are not any unfair labor practice charges or complaints against any Company pending or, to the Knowledge of the Controlling Members, threatened, before the National Labor Relations Board or any other applicable Governmental Entity; (iv) there are not any pending or, to the Knowledge of the Controlling Members, threatened, charges against any Company or any of its employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (v) no Company has received any written (or, to the Knowledge of the Controlling Members, oral) communication during the twelve (12) months (or three years if such matter has not been fully resolved) immediately preceding the date of this Agreement of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of such Company and, to the Knowledge of the Controlling Members, no such investigation is in progress.

(b)         Each Company is, and since January 1, 2011, has been in compliance in all material respects with all applicable Laws respecting employment of labor, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, immigration, harassment and discrimination in employment, disability rights and benefits, affirmative action, plant closing and mass layoff issues, occupational safety and health Laws.

(c)         Schedule 5.18(c) sets forth the name, location, base compensation payable, bonus opportunity, date of hire, employment status and job classification (exempt or non-exempt), of each employee of and consultant to each Company as of a date no earlier than three (3) Business Days prior to the date of this Agreement.

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(d)         The Transferred Subsidiary has no employees and since inception has never had any employees.

Section 5.19.       Related Party Contracts. There are no Contracts between or among any Company or the Transferred Subsidiary, on the one hand, and any (i) Controlling Member, (ii) any Affiliate of any Controlling Member, or (iii) any director, officer or manager of any Company, on the other hand, as of the Closing Date (other than employment Contracts set forth on Schedule 5.9).Other than equity subscription and similar agreements, there are no Contracts between or among the Transferred Subsidiary and any Company.

Section 5.20.       Regulatory Matters.

(a)         Since January 1, 2011, the Companies and the Transferred Subsidiary have complied in all material respects and remains in compliance with all Health Care Laws, applicable to the Company Business and to the properties, assets and activities of the Companies and the Transferred Subsidiary.

(b)         Since January 1, 2011, none of the Companies or the Transferred Subsidiary has received written notice of, or, to the Knowledge of the Companies, been subject to or threatened with, any material written finding of deficiency or non-compliance; material penalty, fine or sanction; written request for corrective or remedial action; or other material compliance or enforcement action by any Governmental Entity, relating to any of (i) the Products, (ii) the ingredients in the Products or (iii) the facilities in which the Company Business is conducted, whether issued by the FDA, the FTC, the DEA or by any other Governmental Entity having responsibility for the regulation of such Products.

(c)         Since January 1, 2011, none of the Companies or the Transferred Subsidiary has voluntarily recalled, suspended, or discontinued manufacturing or investigation of any of the Products at the request of the FDA, the FTC, the DEA or any other Governmental Entity having responsibility for the regulation of such Products, nor has the Companies or the Transferred Subsidiary received any written notice since January 1, 2011 from the FDA, the FTC, the DEA or any other Governmental Entity having responsibility for the regulation of such Products that it has commenced or threatened to initiate any action to withdraw approval for investigation, sale or marketing of a Product for human therapeutic use, restrict sales or marketing of a Product for human therapeutic use, place any clinical investigation on clinical hold or request a recall of any Product, or that the FDA, the FTC, the DEA or such other Governmental Authority having responsibility for the regulation of such Products has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Product, other than those restrictions generally existing by Law or that may be specifically set forth in any New Drug Application, supplement thereto, or related supporting documentation, in each case, except as has not had, and would not have reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(d)         All Products subject to the jurisdiction of the FDA, the FTC, the DEA or other Governmental Entity in other jurisdictions are being developed, manufactured, labeled, stored, tested and otherwise produced by or on behalf of the Companies or the Transferred Subsidiary in compliance in all material respects with all applicable requirements under Health Care Laws.

(e)         The Companies have made available to HoldCo all material data and other material safety or efficacy information with respect to the Products.

(f)         All applications, notifications, submissions, information, claims, reports and statistics and other data, utilized as the basis for or submitted in connection with any and all regulatory consents, approvals, authorizations, filings, registrations, notifications, permits and licenses from the FDA, the FTC, the DEA or other Governmental Entity relating to the Companies, the Company Business and the Products, when submitted to the FDA, the FTC, the DEA or other Governmental Entity were true, complete and correct in all material respects as of the date of submission (or were subsequently corrected) and any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports and statistics and other data, in each case, required to have been submitted to the FDA, the FTC, the DEA or other Governmental Entity, have been so submitted, except any as would not be material.

(g)         All preclinical and clinical trials in respect of the Products being conducted by or on behalf of the Companies and the Transferred Subsidiary are being or have been conducted in compliance, in all material respects, with (i) the required experimental protocols, procedures and controls, (ii) all applicable Health Care Laws, including but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 312, and (iii) all applicable Laws of the relevant Governmental Entities outside the United States. No such clinical trial conducted by or on behalf of the Companies or the Transferred Subsidiary has been terminated or suspended by the FDA, the FTC, the DEA or any other applicable Governmental Entity, and none of the FDA, the FTC, the DEA or any other applicable Governmental Entity has commenced or, to the Knowledge of the Companies, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Companies or the Transferred Subsidiary.

(h)         No Product manufactured, tested, distributed, held or marketed by the Companies or the Transferred Subsidiary has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such Product or Product candidate or pre-market approvals or marketing authorizations are pending, or to the Knowledge of any Company, threatened, against the Companies or the Transferred Subsidiary. The Companies have, prior to the date hereof, made available to HoldCo all material information about adverse drug experiences relating to the Products obtained or otherwise received by the Companies and the Transferred Subsidiary from any source, in the United States or outside the United States, including material information relating to the Products derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, clinical investigations, surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers. In addition, to the Knowledge of any Company, the Companies and the Transferred Subsidiary have each filed all annual and periodic reports, amendments and safety reports required for any of the Products that they are required to make to the FDA, the FTC, the DEA or any other Governmental Entity.

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(i)         Neither the Companies nor the Transferred Subsidiary nor, to the Knowledge of any Company, any current officer, employee or agent of the Company or the Transferred Subsidiary, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed any act, made any statement, or failed to make any statement, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Ethics Policy”). The Companies and the Transferred Subsidiary are not the subject of any pending or, to the Knowledge of any Company, threatened investigation in respect of any Company employee, officer or agent by the FDA pursuant to the FDA Ethics Policy. Neither the Companies nor the Transferred Subsidiary nor, to the Knowledge of any Company, any of their respective officers, employees or agents, has been debarred, suspended or excluded under 21 U.S.C. Section 335a or has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment, suspension or exclusion under 21 U.S.C. Section 335a, or any similar laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any Governmental Entity. As of the date hereof, no Legal Proceedings that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of any Company, threatened against any Company, the Transferred Subsidiary or, to the Knowledge of any Company, their or its officers, consultants, employees or agents. No Company is enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such governmental health care program and third party payment program.

(j)         Schedule 5.20(j) sets forth a complete and correct list of all permits, licenses, or similar authorizations from the FDA, the FTC, the DEA or any other Governmental Entity that administers Health Care Laws held by the Companies or the Transferred Subsidiary, and, to the Knowledge of the Companies, there are no other permits, licenses, or similar authorizations required for the Companies, the Transferred Subsidiary or the Products in connection with the conduct of the Company Business as currently conducted.

Section 5.21.       Absence of Certain Practices. To the Knowledge of the Companies, no director, manager, officer or employee of any Company or other Person acting on their behalf, directly or indirectly, has given, made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or other similar benefit to any employee or official of any Governmental Entity or any other Person who is or may be in a position to help or hinder any Company or assist any Company in connection with any proposed transaction.

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Section 5.22.       Officers, Managers and Directors; Bank Accounts. Schedule 5.22 lists (a) all officers, managers and directors of the Companies; and (b) all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Companies.

Section 5.23.       Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Companies or the Controlling Members.

Section 5.24.       Money Laundering. The operations of the Companies and the Transferred Subsidiary are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or Proceeding by or before any court or Governmental Entity or any arbitrator involving any Company or the Transferred Subsidiary with respect to the Money Laundering Laws is pending or, to the Knowledge of Companies, threatened.

Section 5.25.       Securities Matters.

(a)         Purchase for Investment. Each Company is acquiring the Initial Shares and will acquire any Contingent Shares for its own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

(b)         Investors; Investment Decision; Tax Effects; No Solicitation; No Bad Boy.

(i)         Each Company is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act or has such knowledge and experience in financial and business matters that it or he is capable of evaluating the merits and risks of the investment contemplated hereby.

(ii)        Each Company understands that the Securities have not been registered under applicable federal and state securities laws and may not be resold or otherwise transferred without registration under such securities laws or without an opinion from counsel reasonably acceptable to HoldCo that such sale or transfer may be effected without such registration, and that the certificates representing the Securities will bear a legend to that effect.

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(iii)       Each Company has had a reasonable opportunity to ask questions of and receive information and answers from any Person acting on behalf of HoldCo concerning the Securities and has had an opportunity to conduct a due diligence investigation of HoldCo.

(iv)       Each Company acknowledges that it is not relying upon any statements made by any other Person regarding any of HoldCo or the transactions contemplated by this Agreement and each other Transaction Document.

(v)        Each Company has not relied on any representations of any representative of HoldCo, any representative or any Affiliate thereof with respect to an investment in the Securities other than representations set forth in this Agreement. Without limiting the foregoing, no representations have been made to the Company concerning any Tax effects relating to the acquisition, ownership or disposition of the Securities, and the Company has relied solely on its own advisors concerning such Tax effects.

(vi)       Each Company is not entering into this Agreement as a result of or subsequent to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over radio, television or the internet or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(vii)      Each Company, to the extent any Affiliate of such Company is designated a director of HoldCo or participates in the designation of a director, is not a “bad boy” as defined in Rule 506(d) promulgated under the Securities Act (or would otherwise have to be disclosed as a “bad boy” under Rule 506), or an Affiliate of such a bad boy.

Section 5.26.       Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, Governmental Entity or arbitration tribunal by which any SKS Party or the Transferred Subsidiary, or their respective securities, assets, properties or business are bound or subject. There are no actions, suits, legal, administrative or arbitration Proceedings or, to the Companies’ Knowledge, inquiries against or relating to any SKS Party or the Transferred Subsidiary, or any predecessor of any SKS Party or the Transferred Subsidiary, or any officer, director or employee of any SKS Party or the Transferred Subsidiary, or any predecessor of any SKS Party or the Transferred Subsidiary (in his or her capacity as such), pending or, to the Knowledge of any Company, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance). No suit, action, investigation, inquiry or other Proceeding by any Governmental Entity or other Person or Legal Proceeding has been instituted or, to the Companies’ Knowledge, threatened against any SKS Party or the Transferred Subsidiary, or any officer, director or employee thereof (in his or her capacity as such), which questions the validity or legality of, or otherwise relates to, the transactions contemplated hereby. There are no Legal Proceedings or claims by any Company pending, or which any Company intends to initiate against any other Person.

Section 5.27.       Disclosure. All of the disclosure furnished by or on behalf of the SKS Parties to the Ohr Parties regarding the Company Business and the transactions contemplated hereby is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HOLDCO AND OLD OHR

HoldCo and Old Ohr, jointly and severally, hereby represent and warrant to the Companies as follows:

Section 6.1.         Organization, Standing and Power. HoldCo and Old Ohr are duly organized, validly existing and in good standing under the laws of the State of Delaware and have full power and authority and possess all material governmental franchises, licenses, permits, authorizations and approvals necessary to enable them to own, lease or otherwise hold their respective properties and assets and to carry on their respective businesses as presently conducted. True and correct copies of the Certificates of Incorporation of HoldCo and Old Ohr are attached hereto as Exhibit D.

Section 6.2.         Subsidiaries. Other than Ohr Merger Sub, Inc., which is wholly-owned by HoldCo, and HoldCo, which prior to the Merger is wholly owned by Old Ohr, neither HoldCo nor Old Ohr has any subsidiaries that it controls.

Section 6.3.         Organization and Qualification. Each of Old Ohr and HoldCo is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of Old Ohr and HoldCo is not in violation or default of any of the provisions of its certificate of incorporation or bylaws. Each of Old Ohr and HoldCo is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other agreement entered into between Old Ohr and HoldCo, on the one hand, and the Companies and the Controlling Members, on the other, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Old Ohr or HoldCo, or (iii) a material adverse effect on HoldCo’s or Old Ohr’s ability to perform in any material respect on a timely basis its respective obligations under this Agreement (any of (i), (ii) or (iii), an”Ohr Material Adverse Effect”) and no action, claim, suit, investigation or Proceeding (including, without limitation, an informal investigation or partial Proceeding, such as a deposition), whether commenced or threatened has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. HoldCo has commenced the process of qualifying to do business in New York.

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Section 6.4.         Authorization; Enforcement. Each of Old Ohr and HoldCo has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by of each Old Ohr and HoldCo and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Old Ohr and HoldCo and no further action is required by Old Ohr or HoldCo, Old Ohr or HoldCo’s respective Board of Directors (the “Old Ohr Board of Directors” or the”HoldCo Board of Directors”, as the case may be) or Old Ohr or HoldCo’s respective stockholders in connection therewith other than in connection with the Required Approvals (as defined below). This Agreement has been duly executed by each of Old Ohr and HoldCo and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of each of Old Ohr and HoldCo enforceable against each of Old Ohr and HoldCo in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

Section 6.5.         No Conflicts. The execution, delivery and performance by Old Ohr and HoldCo of this Agreement and the transactions contemplated hereby and the consummation by them of the transactions contemplated hereby and thereby to which it is a party do not and will not (i) conflict with or violate any provision of Old Ohr’s or HoldCo’s respective certificate of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Old Ohr or HoldCo, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing an Old Ohr or HoldCo debt or otherwise) or other understanding to which Old Ohr or HoldCo is a party or by which any property or asset of Old Ohr or HoldCo is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law, order, judgment, injunction, decree or other restriction of any court or Governmental Entity to which Old Ohr or HoldCo is subject (including federal and state securities laws and regulations), or by which any property or asset of Old Ohr or HoldCo is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in an Ohr Material Adverse Effect.

Section 6.6.         Filings, Consents and Approvals. Neither Old Ohr nor HoldCo is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Entity or other Person in connection with the execution, delivery and performance by Old Ohr or HoldCo of this Agreement other than: (i) the filing with the Commission of the Form D, (ii) such filings as are required to be made under the rules of the NASDAQ Stock Market or applicable state securities or blue sky laws (collectively, the “Required Approvals”), (iii) any consent, waiver, authorization, order, notice, registration or filing the failure of which to make or obtain would not reasonably be expected to result in an Ohr Material Adverse Effect and (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger.

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Section 6.7.         Capitalization. The capitalization of Old Ohr, without giving effect to the Merger, is as set forth in the Incorporated Documents. The capitalization of HoldCo, after giving effect to the Merger, but without giving effect to the issuance of the Initial Shares or Contingent Shares is the same as Old Ohr’s. Other than as set forth in the Incorporated Documents, Old Ohr has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under Old Ohr’s stock option plans, the issuance of shares of Common Stock to employees pursuant to Old Ohr’s employee stock purchase plans and pursuant to the conversion or exercise of securities of Old Ohr which would entitle the holder thereof to acquire at any time any Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock (“Common Stock Equivalents”) outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Old Ohr is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate Old Ohr to issue shares of Common Stock or other securities to any Person and will not result in a right of any holder of Old Ohr securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Old Ohr are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Old Ohr Board of Directors or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to Old Ohr’s or HoldCo’s capital stock to which Old Ohr or HoldCo is a party or, to the knowledge of Old Ohr and HoldCo, between or among any of Old Ohr’s or HoldCo’s respective stockholders.

Section 6.8.         SEC Reports; Financial Statements. Old Ohr has filed all reports, schedules, forms, statements and other documents required to be filed by HoldCo under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Old Ohr was required by Law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Old Ohr included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Old Ohr as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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Section 6.9.         Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in an Ohr Material Adverse Effect, (ii) Old Ohr has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Old Ohr’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) Old Ohr has not altered its method of accounting, (iv) Old Ohr has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Old Ohr has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. No event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to Old Ohr or its business, prospects, properties, operations, assets or financial condition that would be required to be disclosed by Old Ohr under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

Section 6.10.      Litigation. Except as disclosed in the SEC Reports, there is no action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of Old Ohr, threatened against or affecting Old Ohr, or any of its properties before or by any Governmental Entity (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement and the transactions contemplated hereby or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in an Ohr Material Adverse Effect. Neither Old Ohr, nor to the knowledge of Old Ohr any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Old Ohr, there is not pending or contemplated, any investigation by the Commission involving Old Ohr or to the knowledge of Old Ohr any current or former director or officer of Old Ohr. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Old Ohr under the Exchange Act or the Securities Act.

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Section 6.11.       Labor Relations. No material labor dispute exists or, to the knowledge of Old Ohr, is imminent with respect to any of the employees of Old Ohr, which would reasonably be expected to result in an Ohr Material Adverse Effect. None of Old Ohr’s employees is a member of a union that relates to such employee’s relationship with Old Ohr, and Old Ohr is not a party to a collective bargaining agreement, and Old Ohr believes that its relationships with its employees are good. No executive officer, to the knowledge of Old Ohr, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Old Ohr to any liability with respect to any of the foregoing matters. Old Ohr is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have an Ohr Material Adverse Effect.

Section 6.12.       Compliance. Except in each case as would not have or reasonably be expected to result in an Ohr Material Adverse Effect, Old Ohr: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Old Ohr under), nor has Old Ohr received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree or order of any Governmental Entity or arbitrator, or (iii) has not or has been in violation of any statute, rule, ordinance or regulation of any Governmental Entity, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters.

Section 6.13.       Regulatory Permits. Old Ohr possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in the SEC Reports, except where the failure to possess such permits would not reasonably be expected to result in an Ohr Material Adverse Effect (“Material Ohr Permits”), and Old Ohr has not received any notice of Proceedings relating to the revocation or modification of any Material Ohr Permit.

Section 6.14.       Title to Assets. Old Ohr does not own any real property. Old Ohr has good and marketable title in all personal property owned by it that is material to the business of Old Ohr, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Old Ohr and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Old Ohr is held by it under valid, subsisting and enforceable leases with which Old Ohr is in compliance.

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Section 6.15.      Patents and Trademarks. Old Ohr has, or has rights to use, or can acquire on commercially reasonable terms, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business as described in the SEC Reports and which the failure to so have would have an Ohr Material Adverse Effect (collectively, the “Ohr Intellectual Property Rights”). None of, and Old Ohr has not received a notice (written or otherwise) that any of, the Ohr Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Old Ohr has not received, since the date of the latest audited financial statements included within the SEC Reports, a notice (written or otherwise) of a claim or otherwise has any knowledge that the Ohr Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have an Ohr Material Adverse Effect. To the knowledge of Old Ohr, all such Ohr Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Ohr Intellectual Property Rights. Old Ohr has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have an Ohr Material Adverse Effect.

Section 6.16.       Insurance. Old Ohr is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Old Ohr is engaged, including, but not limited to, directors and officers insurance coverage. Old Ohr does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 6.17.       Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of Old Ohr and, to the knowledge of Old Ohr, none of the employees of Old Ohr is presently a party to any transaction with Old Ohr (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Old Ohr, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Old Ohr and (iii) other employee benefits, including stock option agreements under any stock option plan of Old Ohr.

Section 6.18.       Sarbanes-Oxley; Internal Accounting Controls. Old Ohr is in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date. Old Ohr maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Old Ohr has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Old Ohr and designed such disclosure controls and procedures to ensure that information required to be disclosed by Old Ohr in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Old Ohr’s certifying officers have evaluated the effectiveness of Old Ohr’s disclosure controls and procedures as of the end of the period covered by Old Ohr’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Old Ohr presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Old Ohr’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Old Ohr’s internal control over financial reporting.

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Section 6.19.       Investment Company. Old Ohr is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Old Ohr shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

Section 6.20.       Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Old Ohr has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Old Ohr received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the SEC Reports, Old Ohr has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Old Ohr is not in compliance with the listing or maintenance requirements of such Trading Market. Old Ohr is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

Section 6.21.       Application of Takeover Protections. Old Ohr and the Old Ohr Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Old Ohr’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Companies as a result of the Companies, Old Ohr and HoldCo fulfilling their obligations or exercising their rights under this Agreement and the transactions contemplated hereby, including without limitation as a result of HoldCo’s issuance of the Securities and the Companies’ ownership of the Securities.

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Section 6.22.       Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement and the transactions contemplated hereby, Old Ohr confirms that neither it nor any other Person acting on its behalf has provided any of the Companies or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the SEC Reports. Old Ohr understands and confirms that the Companies will rely on the foregoing representation in effecting transactions in securities of HoldCo. All of the disclosure furnished by or on behalf of Old Ohr to the SKS Parties regarding Old Ohr, its business and the transactions contemplated hereby, including the Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The press releases disseminated by Old Ohr during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

Section 6.23.       No Integrated Offering. Neither Old Ohr nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by Old Ohr for purposes of any applicable shareholder approval provisions of any Trading Market on which any of the securities of Old Ohr are listed or designated.

Section 6.24.       Solvency. Based on the consolidated financial condition of Old Ohr as of the Closing Date, (i) the fair saleable value of Old Ohr’s assets exceeds the amount that will be required to be paid on or in respect of Old Ohr’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) except as disclosed in the SEC Reports, Old Ohr’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Old Ohr, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of Old Ohr, together with the proceeds Old Ohr would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. Old Ohr does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). Old Ohr has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. The SEC Reports set forth as of the date hereof all outstanding secured and unsecured Ohr Indebtedness, or for which Old Ohr has commitments. For the purposes of this Agreement, “Ohr Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in Old Ohr’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Old Ohr is not in default with respect to any Ohr Indebtedness.

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Section 6.25.       Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Old Ohr (i) has made or filed all United States federal and state income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the knowledge of Old Ohr there is no basis for any such claim.

Section 6.26.       Foreign Corrupt Practices. Neither Old Ohr, nor to the knowledge of Old Ohr, any agent or other person acting on behalf of Old Ohr, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Old Ohr (or made by any person acting on its behalf of which Old Ohr is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 6.27.       Accountants. Old Ohr’s accounting firm is set forth in the Incorporated Documents. To the knowledge and belief of Old Ohr, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in Old Ohr’s Annual Report for the year ending September 30, 2014.

Section 6.28.       Office of Foreign Assets Control. Neither Old Ohr nor, to Old Ohr’s knowledge, any director, officer, agent, employee or affiliate of Old Ohr is currently subject to any U.S. sanctions administered by OFAC.

Section 6.29.       U.S. Real Property Holding Corporation. Old Ohr is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and Old Ohr shall so certify upon the request of the SKS Party Representative.

Section 6.30.       Bank Holding Company Act. Old Ohr is not subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Old Ohr does not own or control, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Old Ohr does not exercise a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

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Section 6.31.       Money Laundering. The operations of Old Ohr are and have been conducted at all times in compliance in all material respects with applicable financial record-keeping and reporting requirements of the Money Laundering Laws, and no action, suit or Proceeding by or before any court or Governmental Entity or any arbitrator involving Old Ohr with respect to the Money Laundering Laws is pending or, to the knowledge of Old Ohr, threatened.

Section 6.32.       Certificates. Any certificate signed by an officer of Old Ohr and delivered to the Companies or to counsel for the Companies shall be deemed to be a representation and warranty by HoldCo to the Companies as to the matters set forth therein.

Section 6.33.       Valid Issuance. The Securities to be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 6.34.       Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Ohr Parties.

ARTICLE VII
COVENANTS

Section 7.1.         Pre-Closing Covenants.

(a)         From the date hereof until the earlier of the termination of this Agreement in accordance with Section 8.3 and the Closing, (i) SKS 1 shall, and shall cause the Transferred Subsidiary to, conduct their respective businesses in the Ordinary Course of Business and (ii) SKS shall conduct its business in the Ordinary Course of Business as it related to the Company Business. Without limiting the foregoing, from the date hereof until the Closing Date, except as HoldCo may otherwise agree in writing or as required by applicable Law or as set forth on Schedule 7.1 attached hereto, none of the Companies or the Transferred Subsidiary shall:

(i)          pay any dividend in property other than cash or otherwise distribute or transfer any non-cash property to the Controlling Members (except for the Excluded Assets);

(ii)         (A) with respect to SKS 1 and the Transferred Subsidiary, purchase any material assets or dispose of any material assets and (B) with respect to SKS, purchase any material assets or dispose of any material assets that are related to or constitute a portion of the Company Business;

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(iii)       transfer to any Person or grant any rights to any Company Intellectual Property;

(iv)       enter into any Contract or amend, terminate or grant any rights under any Assigned Contract;

(v)        mortgage, pledge or subject to any Lien any of the Contributed Assets;

(vi)       adopt or approve any Employee Plan, or any amendment, modification, rescission, termination or other change to any existing Employee Plan;

(vii)      increase the salary, bonus or other compensation, whether monetary or otherwise, payable or to become payable to any director or employee of any Company or change or enter into any employment or consulting agreement with any such person (other than with respect to new hires or promotions of non-officer employees in the Ordinary Course of Business; provided the SKS Parties provide prompt notice of such action to HoldCo);

(viii)     make any payment to any officer, director or Affiliate other than compensation consistent with such Person’s compensation during the period from January 1, 2013 through the Closing Date, other than payments required to be made pursuant to a written contract that was in effect on the Closing Date;

(ix)        amend their respective operating agreements or other operative charter documents except as contemplated hereby; or

(x)         (A) with respect to SKS 1 and the Transferred Subsidiary, make or agree to make any capital expenditures or commitments for any capital expenditures and (B) with respect to SKS, make or agree to make any capital expenditures or commitments for any capital expenditures that are related to the Company Business.

(b)         From and after the date hereof until the earlier of the termination of this Agreement in accordance with Section 8.3 or the Closing Date, each Company shall (i) provide HoldCo and its officers, directors, employees, attorneys, accountants, consultants, agents and other authorized representatives with reasonable access, at reasonable times and upon reasonable notice to the Companies, to the offices, properties, personnel, books and records of the Companies, (ii) furnish promptly to HoldCo and its representatives such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Companies as may be reasonably requested and (iii) cooperate with HoldCo in (A) making all filings with and providing all required notices to all applicable regulatory agencies, (B) obtaining all requisite approvals to the transactions contemplated hereby from the California Liquor Control Commission and any other applicable Governmental Entity in order to permit Ohr LLC to continue to operate the Company Business following the Closing in the same manner as such businesses are currently conducted and (C) obtaining all of the consents required pursuant to Section 8.1(d). The access to personnel and information contemplated by this Section 7.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the Companies may impose to preserve the confidentiality of information contained therein.

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(c)         From and after the date hereof until the earlier of the termination of this Agreement in accordance with Section 8.3 or the Closing Date, the Ohr Parties shall not, except as the SKS Parties may otherwise agree in writing or as required by applicable Law, (i) amend its certificate of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Companies or its equity holders under this Agreement, (ii) set any record or payment dates for the payment of any extraordinary dividends or distributions on its capital stock or make, declare or pay any securities or obligations convertible into or exchangeable for any shares of its capital stock, (iii) take any action or fail to take any action that would reasonably be expected to materially impair or delay the consummation of the transactions contemplated by this Agreement or (iv) authorize, recommend, agree, make any commitment or announce an intention to take any of the actions prohibited by this Section 7.1(c).

(d)         Except (i) as provided for in clause (vii) of the definition of “Excluded Assets” and (ii) such records as may be reasonably necessary to perform their obligations hereunder (including to discharge any Excluded Liabilities), and then only during such period as such reasonable necessity exists, the Companies shall deliver and shall not retain after Closing any copies (in electronic or other form) of information that constitutes any part of the Contributed Assets. Subject to HoldCo’s consent, nothing in this Section 7.1(d) shall prohibit the Controlling Members or any Transferred Employees from retaining copies of any information reasonably related to the provision of services to any of the Ohr Parties following the Closing.

Section 7.2.         Expenses; Transfer Taxes.

(a)         Except as otherwise expressly set forth in this Agreement, including Section 2.1(b), each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby (including legal, accounting and other professional fees).

(b)         Any sales, use, value added, transfer, stamp, registration, real property transfer or similar Taxes (“Transfer Taxes”) that may be payable in connection with or as a result of the Contributions shall be paid fifty percent (50%) by the Companies on the one hand and fifty percent (50%) by the Ohr Parties on the other.The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and the other party shall promptly reimburse such party for fifty percent (50%) of the amount of such Transfer Taxes upon receipt of notice that such Transfer Taxes have been paid.

Section 7.3.         Tax Matters.

(a)         Subject to Section 7.3(c) below, the Companies will be responsible for the preparation and filing of all Tax Returns of the Companies (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to the Companies’ operation of the Company Business or the Companies’ use or ownership of the Contributed Assets on or prior to the Closing Date. The Companies’ Tax Returns to the extent they relate to the Company Business or Contributed Assets shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. The Companies will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Contributed Assets or the Company Business.

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(b)         HoldCo or Ohr LLC, as appropriate, will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to HoldCo or Ohr LLC’s ownership or use of the Contributed Assets or its operation of the Company Business attributable to taxable periods (or portions thereof) commencing after the Closing Date. Such Tax Returns, to the extent they relate to the Contributed Assets or the Company Business, shall be true, complete and correct in all material respects and prepared in accordance with applicable Law. HoldCo will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Contributed Assets or the Company Business.

(c)         In the case of any real or personal property Taxes (or other similar Taxes that are imposed on a periodic basis) that are shown on a Tax Return for a Straddle Period (“Straddle Period Taxes”), the portion of such Tax related to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within 10 days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(d)         Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.3 shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

(e)         To the extent relevant to the Company Business or the Contributed Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any Taxing Authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. The Companies shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment Tax Returns and, absent the receipt by the Companies of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing without the prior written consent of HoldCo.

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Section 7.4.         Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any Party, each other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably request in order to give effect to this Agreement as contemplated hereby, including, (i) in the case of the Companies, (a) executing and delivering to HoldCo such assignments, deeds, bills of sale, consents and other instruments as HoldCo or its counsel may reasonably request as necessary or desirable for such purpose and (b) delivering to Ohr LLC any Contributed Asset that was not delivered to Ohr LLC at the Closing and (ii) in the case of HoldCo or Ohr LLC, returning to the appropriate Company any asset not contemplated by this Agreement to be a Contributed Asset, which asset was delivered to Ohr LLC at the Closing. To the extent an Ohr Party pays an accrual under any Assigned Contract that accrued prior to the Closing Date and such accrual does not constitute an Assumed Liability, such Ohr Party shall provide notice thereof to the Companies and the Companies shall reimburse such accrual.

Section 7.5.         At Will Employees.Nothing in this Agreement shall alter the “at will” nature of Specified Employees who are at-will employees of a Company as of the Closing, entitle any Specified Employee to employment by the Companies or an Ohr Party for any particular period of time, or otherwise limit or prohibit the Companies or an Ohr Party from terminating the employment of any Specified Employees at any time from and after the Closing Date except as otherwise limited or prohibited by applicable Law or applicable Contract between such Specified Employee(s) and the Companies or an Ohr Party, as the case may be.

Section 7.6.         Publicity. No SKS Party shall (and each SKS Party shall cause its Affiliates not to), issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of HoldCo. The SKS Party Representative and HoldCo shall cooperate in good faith to mutually agree upon one or more press releases to be issued by the Companies and HoldCo on the date of this Agreement and the Closing Date or, in either case, on the next succeeding Business Day. Notwithstanding anything herein to the contrary, HoldCo may issue subsequent press releases or other announcements that are consistent with, and not beyond the scope of, the mutually agreed-upon press releases issued in accordance with the immediately preceding sentence.

Section 7.7.         Noncompetition. For a period of five (5) years from and after the Closing Date, without the prior written consent of HoldCo in its sole discretion, no Company and no Controlling Member will,or will permit any of such Controlling Member’s Affiliates to, engage, directly or indirectly by virtue of its holding an ownership interest,management or commercial consultant position in any other Person, in any business or development efforts in direct or indirect competition with any of the Company Business; provided, however, that nothing in this Agreement shall prevent or restrict the Companies or Controlling Members from any of the following: (i) owning as a passive investment less than 1% of the outstanding shares of the capital stock of a corporation (whether public or private) that is engaged in a competing business; (ii) performing speaking engagements and receiving honoraria in connection with such engagements; (iii) being employed by any government agency, college, university or other non-profit research organization, or serving on any scientific advisory board; (iv) owning a passive equity interest in a private debt or equity investment fund in which the Company or Controlling Member does not have the ability to control or exercise any managerial influence over such fund; or (v) providing services in connection with the Companies’ digital angiography center. Furthermore, this Section 7.7 shall not be construed (i) to limit a Controlling Member’s right to be engaged in scientific work for another entity provided that such work does not involve production, research, development or marketing of products or in areas which directly compete with the Company Business, nor (ii) to limit Consultant’s right to provide scientific work to another entity which has a group, division or subsidiary that competes with the Company Business, provided that during such period, such Controlling Member has no involvement in the activities of such competing group, division or subsidiary. No Company or Controlling Member shall conduct any business (other than Company Business on behalf of the Ohr Parties) in facilities used by the Ohr Parties after the Closing Date.

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Section 7.8.         Director. Within 90 days after the Closing Date, Holdco shall use commercially reasonable efforts to cause the board of directors of HoldCo to appoint to the board an individual designated by the Companies and reasonably acceptable to HoldCo (“Designee”), which appointment shall take place no later than as of the effective time of the Merger. Promptly upon Designee being appointed to the board of directors of HoldCo, HoldCo shall enter into a customary form of indemnification agreement with and for the benefit of Designee. The Designee shall serve for an initial term expiring in 2017 or until his successor is duly elected and qualified in accordance with the certificate of incorporation and bylaws of Holdco.

Section 7.9.         Audits. The SKS Parties will use their commercially reasonable best efforts to cooperate with HoldCo in, and to enable, the preparation of audited financial statements of Ohr LLC based on the Full Year Financial Statements within seventy four (74) days after the date of this Agreement.

Section 7.10.         Distributions to Profits Interest Holders. The Companies (i) shall use their commercially reasonable efforts to cause each Profit Interest Holder who is a Transferred Employee to execute and deliver to HoldCo a vesting agreement in substantially the form set forth on Exhibit F (the “Vesting Agreement”) and, unless required to make such distribution in connection with a distribution of the Securities to its members generally or if required by Law, and (ii) shall not distribute any of the Initial Shares or Contingent Shares to any Profits Interest Holder whose interest in SKS 1 is subject to vesting unless such Profits Interest Holder delivers to HoldCo a Vesting Agreement. The Companies have delivered to HoldCo the list of such Transferred Employees and the terms of their respective Vesting Agreements, and HoldCo shall be a third party beneficiary of the Vesting Agreements. In the event any Initial Shares or Contingent Shares that are distributed to or otherwise distributable to such Profits Interest Holder are forfeited under the terms of the Vesting Agreement, such forfeited securities shall be retained by SKS 1 or returned to SKS 1 by such Profits Interest Holder.

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Section 7.11.       Rule 144. HoldCo agrees:

(a)         To make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the Closing Date;

(b)         To file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)         To furnish to any Company, so long such Company holds any shares of Common Stock acquired pursuant to this Agreement, or to any transferee of such shares of Common Stock, forthwith upon request a written statement by Holdco that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies) and such other information as may be reasonably requested to avail any holder of such shares of Common Stock of any rule or regulation of the Commission that permits the selling of any such shares of Common Stock without registration or pursuant to such form.

Section 7.12.       Change and Use of Business Name; Irrevocable License. The Companies shall use commercially reasonable efforts to cease use of the names“SKS Ocular”, “sksocular.com” or any such confusing or similar name within six (6) months after the Closing Date; provided that the Companies shall be permitted to use any names consisting of or incorporating the name “SKS Therapeutics” (but not including the name “SKS Ocular”) at all times following the Closing Date.The Companies hereby grant the Ohr Parties a fully-paid, non-assignable, perpetual license to such Intellectual Property of the Companies related to the name “SKS” to the limited extent necessary to identify the source of the Contributions.

Section 7.13.       Confidential Information. Each Company shall, and shall cause each of its Affiliates, and its and their respective partners, shareholders, directors, officers, employees and agents (collectively, “Representatives”) to, keep secret and retain in strictest confidence any and all confidential matters relating to the Company Business, that are (i) not otherwise in the public domain, (ii) not otherwise obtained after the Closing Date such Company (or Affiliate or Representative) from third parties having no known obligation of confidentiality to an Ohr Party or a Company and (iii) not required to be disclosed by such Company, its Affiliates or Representatives pursuant to federal, state or local law, and shall not disclose them, and shall cause its Affiliates and Representatives not to disclose them, to any Person.

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ARTICLE VIII
CLOSING CONDITIONS; TERMINATION

Section 8.1.         Conditions to Ohr Parties’ Obligations. The obligations of the Ohr Parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

(a)         The representations and warranties in Article IV and Article V shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which are expressly made as of a specific date, which shall be true and correct in all material respects as of such date), except for any such representations and warranties, where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (it being understood that all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded);

(b)         Each SKS Party shall have performed in all material respects all of its obligations under this Agreement required to be performed prior to the Closing;

(c)         HoldCo shall have received a certificate from a Manager of each of the Companies dated the Closing Date certifying that the conditions in Section 8.1(a) and Section 8.1(b) have been satisfied;

(d)         The consents, permits and approvals specified in Schedule 8.1(d) shall have been obtained;

(e)         HoldCo shall have received on the Closing Date the favorable opinion of counsel to the Companies, dated as of such Closing Date, in form and substance satisfactory to HoldCo;

(f)         Each of the Specified Employees shall have executed and delivered the applicable Employment Agreement;

(g)         Each of the Specified Consultants shall have executed and delivered the applicable Consulting Agreement;

(h)         The Companies shall have terminated, effective the Closing Date, each Specified Employee’s employment by any Company and each Specified Consultant’s consultancy with any Company;

(i)         Each SKS Party and the Escrow Agent shall have executed and delivered each Transaction Document which it is signing;

(j)         HoldCo shall have received the Initial Share and Cash Allocation Schedule;

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(k)         HoldCo shall have received an executed transfer of the Transferred Interest;

(l)         HoldCo shall have entered into with Akina (i) a co-ownership agreement in form and substance satisfactory to HoldCo with respect to PCT/US2013/060922 (BIODEGRADABLE MICROCAPSULES CONTAINING FILLING MATERIAL)and(ii) an amendment of,and waiver of default under,the License Agreement between Akina and SKS, dated February 24, 2011,in form and substance satisfactory to HoldCo;

(m)         HoldCo shall have obtained insurance policies and bonds comparable to those maintained by the Companies as of the date hereof and

(n)         There shall not have occurred since the date of this Agreement any change or effect that has or would be reasonably anticipated to have, individually or in the aggregate with other changes and effects, a Company Material Adverse Effect.

Section 8.2.         Conditions to the Obligations of the Companies. The obligations of the Companies to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

(a)         The representations and warranties in Article VI shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties which are expressly made as of a specific date, which shall be true and correct in all material respects as of such date), except for any such representations and warranties, where the failure to be so true and correct, individually or in the aggregate, has not had and would not be reasonably likely to have an Ohr Material Adverse Effect (it being understood that all “Ohr Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded);

(b)         Each Ohr Party shall have performed in all material respects all of its obligations under this Agreement required to be performed prior to the Closing;

(c)         The Companies shall have received a certificate from HoldCo, signed by an officer of HoldCo and dated the Closing Date, certifying that the conditions in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)         The Companies shall have received on the Closing Date the favorable opinion of counsel to HoldCo, dated as of such Closing Date, in form and substance satisfactory to the Companies;

(e)         Each Ohr Party and the Escrow Agent shall have executed and delivered each Transaction Document which it is signing;

(f)         The Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware and shall be in full force and effect, and the Merger shall have become effective in a form contemplated by the Recitals hereof.

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Section 8.3.         Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows:

(a)         By the mutual written consent of HoldCo and the SKS Party Representative at any time prior to the Closing;

(b)         By HoldCo or the SKS Party Representative, if the Closing shall not have occurred on or before May 30, 2014; provided, however, that the right to terminate this Agreement under this Section 8.3(b) shall not be available to any Party if the failure of such Party or its Affiliates to perform any of their respective covenants or agreements under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement has been a principal cause of the failure of the transactions contemplated by this Agreement to be consummated on or before such date and such failure constitutes a breach of this Agreement;

(c)         By the Companies, if (i) there is a breach or inaccuracy in any of the representations and warranties of the Ohr Parties set forth in this Agreement and such breach or inaccuracy would result in the failure of the condition precedent set forth in Section 8.2(a) to be satisfied and is incapable of being cured or has not been cured within two (2) Business Days after the giving of written notice by the SKS Party Representative to HoldCo or (ii) HoldCo shall have failed to perform in any material respect any obligation under this Agreement required to be performed by HoldCo prior to the Closing and such failure to perform or comply would result in the failure of the condition precedent set forth in Section 8.2(b) to be satisfied and is incapable of being cured or has not been cured within two (2) Business Days after the giving of written notice by the SKS Party Representative to HoldCo; or

(d)         By HoldCo, if (i) there is a breach or inaccuracy in any of the representations and warranties in Article IV and Article V, and such breach or inaccuracy would result in the failure of the condition precedent set forth in Section 8.1(a) to be satisfied and is incapable of being cured or has not been cured within two (2) Business Days after the giving of written notice by HoldCo to the SKS Party Representative or (ii) any SKS Party shall have failed to perform in any material respect any obligation under this Agreement required to be performed by such SKS Party prior to the Closing, and such failure to perform or comply would result in the failure of the condition precedent set forth in Section 8.1(b) to be satisfied and is incapable of being cured or has not been cured within two (2) Business Days after the giving of written notice by HoldCo to the SKS Party Representative.

Section 8.4.         Effect of Termination. In the event of termination of this Agreement as provided in Section 8.3, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, except that (i) the terms and conditions set forth in this Article VIII shall continue to remain in full force and effect notwithstanding any such termination, and (ii) nothing contained herein shall relieve any Party for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination and, in addition to all other remedies available at Law or in equity, the non-breaching Party shall have the right to seek the specific performance of the terms of this Agreement.

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ARTICLE IX
INDEMNIFICATION

Section 9.1.           (a)          Indemnification by the Companies.

(i)          From and after the Closing, the Companies shall jointly and severally indemnify the Ohr Indemnitees against and hold the Ohr Indemnitees harmless from, any loss, liability, claim, damage, suit, claim, penalty or expense, including reasonable legal fees and expenses (collectively, “Losses”), suffered or incurred by any Ohr Party arising or resulting from:

(A)         any breach of any representation or warranty contained in Article V;

(B)         any breach of or failure to perform any covenant or agreement of any of the Companies contained in this Agreement;

(C)         any Excluded Liability;

(D)         any Permitted Lien;

(E)         any noncompliance with any legal requirements regarding bulk sales transfers, fraudulent conveyances or fraudulent transfers with respect to the transactions contemplated by this Agreement; and

(F)         any violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended or any similar Law prior to the Closing.

(ii)         The Companies shall not have any liability under Section 9.1(a)(i)(A) until the aggregate of all Losses sustained by the Ohr Indemnitees under such Section exceeds, on a cumulative basis, an amount equal to $100,000, in which case, the Companies shall be liable for the amount of all such Losses.

(b)         Indemnification by the Controlling Members. (i) From and after the Closing, the Controlling Members shall severally, and not jointly, indemnify each Ohr Indemnitee against and hold it harmless from any Losses suffered or incurred by such Ohr Indemnitee arising or resulting from:

(A)         any breach of (x) any representation or warranty of such Controlling Member contained in Article IV or (y) any representation or warranty of the Companies in Section 5.1 (Organization, Standing and Power, Books and Records), Section 5.5 (Title to and Sufficiency of Contributed Assets), or Section 5.22 (Brokers) (collectively, the “Special Representations and Warranties”); and

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(B)         any breach of or failure to perform any covenant or agreement of a Controlling Member contained in this Agreement.

(ii)         The Controlling Members shall not have any liability under Section 9.1(b)(i)(A) until the aggregate of all Losses sustained by the Ohr Indemnitees under such Section exceeds, on a cumulative basis, an amount equal to $250,000, in which case, the Controlling Members shall be liable for the amount of all such Losses.

Section 9.2.         Indemnification by HoldCo. (a) From and after the Closing, HoldCo shall indemnify the SKS Indemnitees against and hold them harmless against any Losses arising or resulting from (i) any breach of any representation or warranty contained in Article VI, (ii) any breach or failure to perform any covenant or agreement of the Ohr Parties contained in this Agreement and (iii) any Assumed Liability.

(b)         HoldCo shall not have any liability under Section 9.2(a)(i) until the aggregate of all Losses sustained by the SKS Indemnitees under such Section exceeds, on a cumulative basis, an amount equal to $100,000, in which case, HoldCo shall be liable for the amount of all such Losses.

Section 9.3.         Termination of Indemnification. The obligation to indemnify and hold harmless any Person pursuant to Section 9.1(a)(i)(A), Section 9.1(b)(i)(A) or 9.2(a)(i) shall terminate on the later of the time when the applicable representation or warranty terminates pursuant to Section 9.6 and twelve (12) months after the Closing Date. The obligation to indemnify and hold harmless any Person pursuant to Section 9.1(a)(i)(B) through (F), Section 9.1(b)(i)(B) or Section 9.2(a)(ii) or (iii), shall terminate upon the expiration of the applicable statute of limitations periods. The foregoing notwithstanding, any obligation to indemnify and hold harmless any Person shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a valid claim by delivering a written notice of such claim pursuant to Section 9.4 to the Party from whom indemnification is sought.

Section 9.4.         Limitations on Indemnification.

(a)         The Escrow Agent shall hold and receive the Initial Shares and Cash Consideration to be delivered to it pursuant to Section 2.2 and, if applicable, Section 9.7 in a separate account pursuant to the terms and conditions set forth in this Agreement and the Escrow Agreement for the purpose of securing the indemnification obligations of the Companies and the Controlling Stockholders under this Article IX (the “Indemnity Escrow Fund”). Subject  to the provisions of Section 9.7, the Indemnity Escrow Fund shall be the primary source of any funds or amounts required to be paid or delivered to the Ohr Indemnitees in satisfaction of any claim for indemnification under Section 9.1(a)(i) or Section 9.1(b)(i).

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(b)         If and only to the extent that the funds and amounts then available in the Indemnity Escrow Fund are insufficient to satisfy any claim for indemnification then payable under Section 9.1(a)(i) or Section 9.1(b)(i), then the Companies shall be the secondary source of any funds or amounts required to be paid or delivered to the Ohr Indemnitees in connection with any such claim for indemnification, subject to the limitations set forth in this paragraph. Notwithstanding anything to the contrary set forth herein, from and after the Closing, in no event shall the cumulative indemnification obligations of the Companies exceed, without duplication (i) in the case of any claim for indemnification under Section 9.1(a)(i)(A) for a breach of the representations and warranties in Section 5.5 (Title to and Sufficiency of Contributed Assets) or under Section 9.1(a)(i)(B), (C), (D), (E) or (F), one hundred percent (100%) of the sum of(x) the Securities actually issued and delivered to, and actually received by, the Companies under this Agreement plus (y) any Securities offset against and withheld pursuant to Section 9.7;(ii) in the case of any claim for indemnification under Section 9.1(a)(i)(A) for a breach of the representations and warranties in Section 5.1 (Organization, Standing and Power, Books and Records) or Section 5.22 (Brokers), forty percent (40%) of the sum of (x) the Securities actually issued and delivered to, and actually received by, the Companies under this Agreement plus (y) any Securities offset against and withheld pursuant to Section 9.7; and (iii) in the case of any claim for indemnification under Section 9.1(a)(i)(A) for any breach of the representations and warranties other than the Special Representations and Warranties, thirty percent (30%) of the sum of (x) the Securities actually issued and delivered to, and actually received by, the Companies under this Agreement plus (y) any Securities offset against and withheld pursuant to Section 9.7. In the event that a claim for indemnification is payable under Section 9.1(a), the Companies shall have the option of satisfying such claim by transferring to HoldCo an amount of Securities in the amount required to be paid, valued as provided in Section 9.4(d), together with such transfer documents as may be required by the Ohr Indemnities to effectuate such transfer; provided, that if such transfer of Securities is not made promptly following such time as such claim may become payable pursuant to this Article IX, the Companies must, subject to the terms, conditions and limitations set forth in this Article IX, pay cash in satisfaction of such claim. Except as provided in the preceding sentence, in no event shall the Companies be required to pay any cash amounts in satisfaction of any indemnification claims under Section 9.1(a) other than those cash amounts in the Indemnity Escrow Fund.

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(c)         If and only to the extent that the funds and amounts then available in the Indemnity Escrow Fund are insufficient to satisfy any claim for indemnification then payable under Section 9.1(b)(i), then the Controlling Members shall be the secondary source of any funds or amounts required to be paid or delivered to the Ohr Indemnitees in connection with any such claim for indemnification, subject to the limitations set forth in this paragraph. In addition, if and only to the extent that the funds and amounts then available in the Indemnity Escrow Fund and from the Companies are insufficient to satisfy any claim for indemnification then payable under Section 9.1(a)(i)(A) for a breach of the Special Representations and Warranties, then the Controlling Members shall be the tertiary source of any funds or amounts required to be paid or delivered to the Ohr Indemnitees in connection with any claim for indemnification, subject to the limitations set forth in this paragraph. Notwithstanding anything to the contrary set forth herein, from and after the Closing, in no event shall the cumulative indemnification obligations of the Controlling Members exceed, without duplication (i) in the case of any claim for indemnification under Section 9.1(b)(i)(A) for a breach of the representations and warranties in Section 5.5 (Title to and Sufficiency of Contributed Assets)or under Section 9.1(b)(i)(B), eighty three percent (83%) of (x) the Securities actually issued and delivered to, and actually received by, the Companies under this Agreement plus (y) any Securities offset against and withheld pursuant to Section 9.7;and (ii) in the case of any claim for indemnification under Section 9.1(b)(i)(A) for a breach of the representations and warranties in Section 5.1 (Organization, Standing and Power, Books and Records) or Section 5.22 (Brokers) or in Article IV, thirty three and two-tenths percent (33.2%) of (x) the Securities actually issued and delivered to, and actually received by, the Companies under this Agreement plus (y) any Securities offset against and withheld pursuant to Section 9.7. In the event that a claim for indemnification is payable under Section 9.1(b), the Controlling Members shall have the option of satisfying such claim by transferring to HoldCo an amount of Securities in the amount required to be paid, valued as provided in Section 9.4(d), together with such transfer documents as may be required by the Ohr Indemnities to effectuate such transfer; provided, that if such transfer of Securities is not made promptly following such time as such claim may become payable pursuant to this Article IX, the Controlling Members must, subject to the terms, conditions and limitations set forth in this Article IX, pay cash in satisfaction of such claim. Except as provided in the preceding sentence, in no event shall the Controlling Members be required to pay any cash amounts in satisfaction of any indemnification claims under Section 9.1(b) other than those amounts in the Indemnity Escrow Fund.

(d)         For the purposes of this Article IX, the Ohr Stock Value shall be used to value the Securities when making a determination of the amount of Securities that may be required to be delivered to the Ohr Indemnities in satisfaction of any claim for indemnification pursuant to Section 9.1 or of the amount of Securities that may be offset and withheld pursuant to Section 9.7, regardless of any increases or decreases to the fair value of the Securities between the date hereof and the date of the determination of any claim for indemnification under this Article IX.

(e)         Notwithstanding anything to the contrary set forth herein, from and after the Closing, in no event shall the cumulative indemnification obligations of HoldCo exceed, without duplication (A) in the case of any claim for indemnification under Section 9.2(a)(ii) or (iii), one hundred percent (100%) of the sum of (x) the Securities actually issued and delivered to, and actually received by, the Companies under this Agreement plus (y) any Securities offset against and withheld pursuant to Section 9.7, and (B) in the case of any claim for indemnification under Section 9.2(a)(i), fifty percent (50%) of the sum of (x) the Securities actually issued and delivered to, and actually received by, the Companies under this Agreement plus (y) any Securities offset against and withheld pursuant to Section 9.7.

(f)         In addition, and for the avoidance of doubt, all Securities actually issued and delivered to, and actually received by, the Companies under this Agreement and all Securities offset against and withheld pursuant to Section 9.7 shall be included in calculating the amount of the caps set forth in Sections 9.4(b), (c) and (e) above, regardless of whether such Securities are issued, delivered, received, offset against or withheld before or after a claim for indemnification is made or before after the initial satisfaction of such indemnification claim is made, and the caps shall be increased and additional payments shall made to reflect any increases in the number of Securities issued, delivered, received, offset against or withheld.

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(g)         Notwithstanding anything to the contrary herein, nothing in this Section 9.4 shall limit the rights of HoldCo under Section 9.7.

Section 9.5.         Procedures.

(a)         In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 9.1 or Section 9.2 in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party (the “Indemnifying Party”) in writing (in reasonable detail with a good faith estimate of the amount of such Third Party Claim if such amount is reasonably estimable) of the Third Party Claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).

(b)         If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel of its choice so long as the Indemnifying Party notifies the Indemnified Party in writing within sixty (60) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party elects to assume the defense of such claim. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if the Indemnified Party reasonably determines, upon the advice of its counsel, that a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. In such event, the Indemnifying Party shall not be required to pay for more than one such separate counsel for all Indemnified Parties in connection with the defense of such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to defend a Third Party Claim, all the indemnified parties shall in good faith cooperate in the defense. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and which (i) releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim, (ii) does not require the Indemnified Party to admit any culpability or fault with respect thereto or impose any liabilities or obligations on the Indemnified Party, and (iii) with respect to any non-monetary aspect of such settlement, compromise or discharge, does not, in the Indemnified Party’s reasonable judgment, have and could not reasonably be expected to have any material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party.

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(c)         In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.1 or Section 9.2 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim promptly to the Indemnifying Party. Subject to Section 9.4 and Section 9.6, the failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 9.1 or Section 9.2, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure.

(d)         The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability. The amount of any Losses suffered shall be determined after taking into account (a) all amounts to which an Indemnified Party is entitled and actually receives under the provisions of any applicable insurance policies (i.e., actual insurance policies, and not self-insurance or retention programs) net of the reasonable costs incurred in collecting such amounts; and (b) any other recovery actually made by such Indemnified Party from any third party on account of such Losses net of any reasonable costs incurred in connection with such recovery.

Section 9.6.         Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for purposes of this Article IX as follows: (i) except as otherwise provided in this Section 9.6, the representations and warranties shall survive until the twelve (12) month anniversary of the Closing Date; (ii) the Special Representations and Warranties shall survive until the expiration of the applicable statute of limitations periods relating to the subject matter thereof; and (iii) except as otherwise set forth in Section 9.3, all other provisions of this Agreement, including the covenants, agreements and other obligations of the Parties hereto, shall survive in accordance with their terms.

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Section 9.7.         Right of Offset. If, at the time that HoldCo is required to deliver Contingent Shares to the Companies pursuant to Section 2.6, any amounts are required to be paid by the Companies or Controlling Members, respectively, to the Ohr Indemnitees pursuant to a claim for indemnification under Section 9.1, then HoldCo shall have the right to offset against and withhold such amount from the Contingent Shares up to the applicable maximum amount of Securities, if any, set forth in Section 9.4(b) or Section 9.4(c), as the case may be. If at such time there is a pending dispute as to whether any amount is required to be paid by the Companies or Controlling Members to the Ohr Indemnitees under this Agreement, then HoldCo shall have the right to withhold such disputed amount from the Contingent Shares by depositing such amount into escrow with the Escrow Agent pursuant to the Escrow Agreement until such dispute is resolved, at which time, any amounts determined to be required to be paid by the Companies or Controlling Members, respectively, to HoldCo may be offset against and withheld from the Contingent Shares and any remaining portion of the Contingent Shares shall be delivered or paid to the Companies or the Controlling Members as provided in Sections 2.6 or 2.7.

Section 9.8.         No Punitive Damages; Remedies. Notwithstanding any provision herein, except to the extent payable to a third party in connection with any Third Party Claim, no Party shall in any event be liable to any Person on account of any indemnity obligation set forth in this Agreement for any exemplary, punitive or other special damages other than in the event of fraud on the part of the Indemnifying Party. Each Party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby and any document or certificate delivered in connection herewith, or any Law or otherwise (other than claims of fraud) shall be pursuant to the indemnification provisions set forth in this Agreement. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action for damages (but not equitable remedies) that it may have against any other Party arising under or based upon this Agreement, the transactions contemplated hereby and any document or certificate delivered in connection herewith, or any Law or otherwise (except pursuant to the indemnification provisions set forth in this Agreement and except as otherwise specified in Section 8.4); provided, however, that this provision shall not limit or constitute a waiver of any rights or remedies the Parties may have with respect to any disagreements or disputes with respect to Sections 2.6 or 2.7.

Section 9.9.         Non-Recourse. No past, present or future director, officer, employee, incorporator, members, partner, equityholder, Affiliate, agent, attorney or representative of any of the Controlling Members or any of their respective Affiliates shall have any liability (in their capacity as such and without limiting the obligations of the Controlling Members under this Agreement in any way) for any obligations or liabilities of the Controlling Members under this Agreement of or for any claim (whether in contract, tort or otherwise) based on, in respect of, or by reason of, this Agreement or the consummation of the transactions contemplated hereby.

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Section 9.10.       Tax Matters. The Parties shall treat any payment pursuant to this Article IX as an adjustment to the consideration for the Contributions for all income Tax purposes except to the extent otherwise required by applicable Law.

Section 9.11.       Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary, HoldCo, on its own behalf and on behalf of the Ohr Indemnitees, acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against the Companies and the Controlling Members with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby(other than claims of fraud) shall be pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding anything in this Agreement to the contrary, the Companies and the Controlling Members, on their own behalves and on behalf of the SKS Indemnitees, acknowledge and agree that, from and after the Closing, their sole and exclusive remedy against the HoldCo with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (other than claims of fraud) shall be pursuant to the indemnification provisions set forth in this Article IX.

ARTICLE X
GENERAL PROVISIONS

Section 10.1.       Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties; provided, however, that notwithstanding the foregoing, HoldCo shall be entitled to assign or transfer this Agreement and its rights and obligations hereunder (i) to any Affiliate of HoldCo so long as such Affiliate assumes the same (either expressly or by operation of law) or (ii) by operation of law in connection with a merger, consolidation or sale of substantially all of the assets of HoldCo. Any attempted assignment in violation of this Section 10.1 shall be void.

Section 10.2.       No Third-Party Beneficiaries. Except as provided in Article IX and Section 7.5, this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.

Section 10.3.       Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three (3) days after mailing (one Business Day in the case of express mail or overnight courier service) as follows:

(i)	if to the Companies,
SKS Ocular, LLC
57 Meadow Woods Road
Great Neck, New York 11020
Facsimile: 516-504-0282
Attention: Manager

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with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Facsimile: 650-493-6811
Attention: Michael Coke, Esq.

(ii)	if to the SKS Party Representative,
To the address and facsimile number set forth on the SKS Party Representative’s signature page to this Agreement

(iii)	If to Old Ohr or HoldCo
Ohr Pharmaceutical, Inc.
800 Third Avenue, 11th Floor
New York, New York 10022
Attention: Sam Backenroth
Facsimile: 212-644-0544

with a copy (which shall not constitute notice) to:

Hahn & Hessen LLP
488 Madison Avenue
New York, New York 10022
Facsimile: 212-478-7400
Attention: James Kardon, Esq.

Section 10.4.       Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered (including by facsimile transmission) to the other Parties.

Section 10.5.       Entire Agreement. This Agreement, along with the Schedules and Exhibits, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

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Section 10.6.       Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 10.7.       Consent to Jurisdiction. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the State Courts located in the State of New York and (b) the United States District Court for the Southern District of New York, for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to only commence and maintain any such Proceeding either in the United States District Court for the Southern District of New York or, if such Proceeding cannot not be brought in such court because it lacks jurisdiction with respect thereto, then in a State Court located in New York County, New York, and in any courts of appeals designated by Law to hear appeals from such courts. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) a State Court located in New York County, New York, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.8.         Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any transaction contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York.

Section 10.9.         Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation or other Proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.9.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed and delivered this CONTRIBUTION AGREEMENT as of the date first written above.

SKS:

SKS OCULAR, LLC

By:
Name:
Title:

SKS 1:

SKS OCULAR 1, LLC

By:
Name:
Title:

HOLDCO:

OHR HOLDCO, INC.

By:
Name:
Title:

OLD OHR:

OHR PHARMACEUTICAL, INC.

By:
Name:
Title:

Signature Page to Contribution Agreement

OHR LLC:

OHR PHARMA, LLC

By:
Name:
Title:

CONTROLLING MEMBERS:

Jason Slakter

Glenn Stoller

Peter Kaiser

Signature Page to Contribution Agreement

The schedules and exhibits to the Contribution Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit.